Exhibit 2.2

SEPARATION AND DISTRIBUTION AGREEMENT

DATED AS OF OCTOBER 25, 2025

AMONG

AVIDITY BIOSCIENCES, INC.,

BRYCE THERAPEUTICS, INC.,

AND,

SOLELY WITH RESPECT TO SECTION 1.1, SECTION 2.1(a), SECTION 2.1(b), SECTION 2.1(d), SECTION 2.2, SECTION 2.4(b), SECTION 2.7, SECTION 3.2, SECTION 4.2, SECTION 4.6, SECTION 4.11, SECTION 4.12, SECTION 5.1 THROUGH SECTION 5.6, SECTION 7.1(f), SECTION 8.3, SECTION 8.6, SECTION 8.7, SECTION 8.8, AND SECTION 8.11,

NOVARTIS AG

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ANNEXES, SCHEDULES AND EXHIBITS

Exhibit A	Transition Services Agreement

Schedule A-1	Avidity Bio Net Names
Schedule A-2	Avidity Marks
Schedule A-3	Other Avidity Net Names
Schedule B	Commingled Contracts
Schedule C-1	RemainCo Intellectual Property
Schedule C-2	RemainCo In-License Agreements
Schedule C-3	RemainCo Marks
Schedule C-4	RemainCo Net Names
Schedule C-5	RemainCo Programs
Schedule D	Retention Program
Schedule E-1	Scheduled Platform IP
Schedule E-2	SpinCo Intellectual Property
Schedule E-3	SpinCo IT Assets
Schedule E-4	SpinCo Real Property
Schedule E-5	SpinCo Contracts
Schedule E-6	SpinCo Tangible Assets
Schedule E-7	SpinCo Marks
Schedule E-8	SpinCo Net Names
Schedule F	SpinCo Employees
Schedule G	SpinCo Programs
Schedule H	Third Party Agreements
Schedule I	Transferred Plans
Schedule J	Employment Arrangements
Schedule K	Transition Employees

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This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is made and entered into as of October 25, 2025, among Avidity Biosciences, Inc., a Delaware corporation (the “Company”), Bryce Therapeutics, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“SpinCo,” and together with the Company, the “Parties,” and each a “Party”), and, solely with respect to Section 1.1, Section 2.1(a), Section 2.1(b), Section 2.1(d), Section 2.2, Section 2.4(b), Section 2.7, Section 3.2, Section 4.2, Section 4.6, Section 4.11, Section 4.12, Section 5.1 through Section 5.6, Section 7.1(f), Section 8.3, Section 8.6, Section 8.7, Section 8.8 and Section 8.11, Novartis AG, a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland (“Parent”).

INTRODUCTION

WHEREAS, the Company, Parent and Ajax Acquisition Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), have entered into the Agreement and Plan of Merger, dated as of October 25, 2025 (the “Merger Agreement”), pursuant to which, among other things, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, it is a condition to the Merger that, prior to the Effective Time, (i) the Company will distribute to the holders of the issued and outstanding shares of common stock of the Company (collectively, the “Company Common Stock”) as of the Distribution Record Date all of the issued and outstanding common stock of SpinCo (the “SpinCo Common Stock”), on a pro rata basis in accordance with their ownership interests in the Company, in accordance with the terms and conditions of this Agreement and subject to compliance with applicable Law (such distribution, the “Distribution”) or (ii) a Permitted Third Party Sale shall have been consummated in accordance with definitive agreements entered into for such Permitted Third Party Sale (the consummation of such Permitted Third Party Sale, the “Sale”);

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its stockholders to separate certain businesses, product candidates and corporate infrastructure of the Company, such that at the time of the Distribution, (i) the Company will own and conduct the RemainCo Business and (ii) SpinCo will own and conduct the SpinCo Business;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and Parent have, substantially contemporaneously with the execution and delivery of this Agreement, entered into a License Agreement on the date hereof, pursuant to which, among other things, as of the Effective Date (as defined in the License Agreement), SpinCo will grant certain intellectual property rights that are necessary or useful for the RemainCo Business to RemainCo, and RemainCo will grant certain rights to SpinCo; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution (if any) shall be a taxable distribution by the Company to its stockholders (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.1  General. Unless otherwise defined herein or unless the context otherwise requires, as used in this Agreement, the following terms shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 4.4(b)(iv).

“Accounting Expert” has the meaning set forth in Section 5.9(b).

“Affiliate” has the meaning set forth in the Merger Agreement; provided that, for avoidance of doubt, after the Distribution Effective Time, (a) none of Parent, the Company or any of their respective Subsidiaries shall be deemed to be an Affiliate of SpinCo or any member of the SpinCo Group, and (b) none of SpinCo or any of its Subsidiaries shall be deemed to be an Affiliate of Parent, the Company or any member of the RemainCo Group.

“Agent” has the meaning set forth in Section 3.1(a).

“Agreement” has the meaning set forth in the Preamble.

“Approved Leave Employee” has the meaning set forth in Section 4.4(a).

“Assets” means all right, title and ownership interests in and to all assets, properties, claims, information generated for the Business, Intellectual Property, Contracts and rights (including goodwill) wherever located (including in the possession of vendors or other Third Parties or elsewhere on behalf of the applicable Person), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued or contingent, in each case whether or not received, recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any Contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Assignee” has the meaning set forth in Section 8.6(a).

“Avidity Bio Net Names” means all Net Names containing or consisting of “Avidity” in conjunction with “Bio” or “Biosciences” (or any variant thereof), including those Net Names set forth on Schedule A-1.

“Avidity Marks” means those Trademarks consisting of or containing the words “Avidity” or “Avidity Bio” or “Avidity Biosciences,” or the “Avidity” logo or device, including those Trademarks set forth on Schedule A-2 (but excluding the SpinCo Avidity Name).

“Business” means the RemainCo Business or the SpinCo Business, as applicable.

“Business Day” has the meaning given to such term in the Merger Agreement.

“Callan Road Facility” means the premises located at 3020/3030 Callan Road, San Diego, CA 92121.

“Callan Road Sublease” means the Sublease Agreement, dated as of April 29, 2024, between the Company and Turning Point Therapeutics, Inc., as modified by Consent to Sublease Agreement, dated as of April 29, 2024, as amended by First Amendment to Sublease Agreement, dated as of March 19, 2025, as modified by Landlord Consent to First Amendment to Sublease, dated as of May 1, 2025.

“Cardiovascular Field” has the meaning given to such term in the License Agreement.

“Change of Control Transaction” has the meaning given to such term in the License Agreement.

“Claim Notice” has the meaning set forth in Section 5.4(a).

“Closing” has the meaning given to such term in the Merger Agreement.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commingled Assets” has the meaning set forth in Section 4.12(a).

“Commingled Contract” means any Contract, other than any Third Party Agreement, to which any member of the SpinCo Group or RemainCo Group is a party and relates to both (a) the SpinCo Business and (b) the RemainCo Business, including the Contracts set forth on Schedule B.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Controlled Claim” has the meaning set forth in Section 5.8(b).

“Company Employee Benefit Plan” has the meaning given to such term in the Merger Agreement.

“Company Indemnified Taxes” shall mean, without duplication, (a) any and all Taxes arising in respect of (i) the SpinCo Indemnifiable Pre-Closing Reorganization Steps, (ii) the Distribution or (iii) any Permitted Third Party Sale or ROFN Sale (as defined in the Merger Agreement); (b) any Transfer Taxes allocated to the Company under Section 5.6(c); and (c) any Taxes of the Company and its Subsidiaries (and any consolidated group or other similar group filing a Consolidated Return of which the Company is or was the common parent) for the Pre-Distribution Tax Period that are not SpinCo Indemnified Taxes.

“Company Prepared Returns” has the meaning set forth in Section 5.7(a).

“Company RSUs” has the meaning given to such term in the Merger Agreement.

“Company Stock Options” has the meaning given to such term in the Merger Agreement.

“Company Warrants” has the meaning given to such term in the Merger Agreement.

“Confidential Information” means, with respect to a Party, all non-public, confidential or proprietary information concerning such Party or its Subsidiaries or, with respect to the Company, the RemainCo Business, any RemainCo Assets or any RemainCo Liabilities, or, with respect to SpinCo, the SpinCo Business, any SpinCo Assets or any SpinCo Liabilities, as well as all Personal Data, which, prior to or following the Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other Party or its Subsidiaries or to which such other Party or its Subsidiaries otherwise has access, including pursuant to the access provisions of Section 6.1, Section 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary or privileged use by a Party (except to the extent that such information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from sources other than the disclosing Party or its Subsidiaries not known to be subject to confidentiality obligations with respect to such Confidential Information or (c) independently developed by the receiving Party or its Affiliates after the time of the Distribution without reference to or use of any Confidential Information). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the existence of, and the terms and conditions of, this Agreement shall be deemed to constitute the Confidential Information of each Party, and (ii) all Platform Information (as defined in the License Agreement) shall be deemed to constitute the Confidential Information of the Company.

“Confidentiality Agreement” has the meaning given to such term in the Merger Agreement.

“Consolidated Return” has the meaning set forth in Section 5.7(f).

“Contract” means, with respect to any Person, any contract, agreement, lease, sublease, license, sublicense, commitment, sale or purchase order, indenture, note, bond, loan, mortgage, deed of trust, instrument or other arrangement, whether written or oral, that is or purports to be legally binding and to which such Person is a party or by which such Person or such Person’s properties or assets are bound, but excluding any Company Employee Benefits Plan.

“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including bills of sale, stock powers, certificates of title, assignments of Contracts, assignments of Intellectual Property, consents (to the extent obtained), permits, easements, leases, deeds and other instruments of conveyance) entered into prior to the Distribution and to be entered into to effect the Transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement and the Distribution, or otherwise relating to, arising out of or resulting from the Transfer of Assets or assumption of Liabilities between members of two Groups, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law) including to record or register transfer of title in each applicable jurisdiction, which shall be on an “as is,” “where is,” and “with all faults” basis.

“Current Employee” means, with respect to a Person, any individual who, at the applicable time, is actively employed by such Person or on an approved leave of absence (including maternity, paternity, family, sick or short- or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, leave under the Family Medical Leave Act or other approved leave).

“Data and Materials Separation Plan” has the meaning set forth in Section 4.12(a).

“Data Protection and Information Security Requirements” has the meaning given to such term in the Merger Agreement.

“Delayed Asset” has the meaning set forth in Section 2.3(b).

“Delayed Liability” has the meaning set forth in Section 2.3(b).

“Discharge” has the meaning set forth in Section 4.5.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the day on which the Distribution is effected.

“Distribution Effective Time” means the time, on the Distribution Date, that the Company effects the Distribution.

“Distribution Record Date” means such date as may be determined by the Company Board or a committee of the Company Board, as the record date for the Distribution.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“EOR” has the meaning set forth in Section 4.4(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Benefits” has the meaning set forth in Section 4.4(a)(i).

“Facility Access Services” has the meaning set forth in Section 2.2(a)(iii).

“Final Determination” has the meaning set forth in Section 5.7(c).

“Governmental Authority” has the meaning given to such term in the Merger Agreement.

“Group” means the RemainCo Group or the SpinCo Group, as applicable.

“Guaranteed Obligations” has the meaning set forth in Section 8.7(a).

“Indemnified Party” has the meaning set forth in Section 5.4(a).

“Indemnifying Party” has the meaning set forth in Section 5.4(a).

“Information Statement” means the Information Statement filed with the SEC as an exhibit to the Spin-Off Registration Statement and made available to the holders of Company Common Stock in connection with the Distribution, including any amendments or supplements thereto.

“Intellectual Property” has the meaning given to such term in the Merger Agreement.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IT Assets” has the meaning given to such term in the Merger Agreement.

“IT Support Services” has the meaning set forth in Section 2.2(a)(ii).

“Judgment” has the meaning given to such term in the Merger Agreement.

“Lab Recommissioning Plan” has the meaning set forth in Section 2.2(a)(iii).

“Law” has the meaning given to such term in the Merger Agreement.

“Liability” or “Liabilities” means any and all debts, guarantees, assurances, commitments, losses, remediation, deficiencies, penalties, settlements, sanctions, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, covenant, commitment or undertaking or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto.

“Liable Party” has the meaning set forth in Section 2.5(b).

“License Agreement” means the intellectual property license agreement entered into between the Company and SpinCo as of the date of this Agreement.

“Lien” has the meaning given to such term in the Merger Agreement.

“Losses” means all losses, damages, claims, demands, payments, penalties, judgments or settlements, including all reasonable costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable and documented costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) relating thereto, suffered by an Indemnified Party; provided, that, Losses shall not include any special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational or punitive damages (a) awarded by a court of competent jurisdiction in connection with a Third Party Claim or (b) that are, in the case of special, consequential or indirect damages, a reasonable foreseeable result of the relevant breach).

“Make Whole Award” has the meaning set forth in Section 4.4(c)(iii).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Stock Market.

“Net Names” means all domain names (both gTLDs, including traditional and new gTLDs, and ccTLDs), URLs, web addresses, social media tags, handles and other identifiers and all accounts therefor.

“Objection Notice” has the meaning set forth in Section 5.9(b).

“Occupancy License Agreement” means the occupancy license agreement to be entered into between the Company and SpinCo at or following the Distribution Effective Time, on such reasonable and customary terms as are mutually acceptable to the Company, SpinCo and Parent; provided, that the Company and SpinCo will not be required to enter into such occupancy license agreement unless RemainCo is obligated to provide Facility Access Services pursuant to the Transition Services Agreement.

“Other Party” has the meaning set forth in Section 2.5(a).

“Other Avidity Net Names” means all Net Names containing or consisting of “Avidity” and any RemainCo Mark or any other term (for clarity, other than the SpinCo Avidity Name, which is a SpinCo Asset), including those Net Names set forth on Schedule A-3.

“Parent” has the meaning set forth in the Preamble.

“Parties” and “Party” have the meaning set forth in the Preamble.

“Permitted Lien” has the meaning given to such term in the Merger Agreement.

“Permitted Third Party Sale” has the meaning given to such term in the Merger Agreement.

“Person” has the meaning given to such term in the Merger Agreement.

“Personal Data” has the meaning given to such term in the Merger Agreement.

“Pre-Closing Reorganization” means all actions required to be performed by the Parties prior to the Distribution Effective Time pursuant to Article II.

“Pre-Distribution Tax Period” means any Tax period ending on or before the Distribution Date and the portion of any Straddle Tax Period that ends on the Distribution Date.

“Privileged Information” means all information subject to the privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine.

“Proceeding” has the meaning given to such term in the Merger Agreement.

“Proxy Statement” has the meaning given to such term in the Merger Agreement.

“RCAs” has the meaning set forth in Section 4.4(i).

“Recommissioning Equipment” has the meaning set forth in Section 2.2(a)(iii).

“Recordation Period” has the meaning set forth in Section 4.3.

“Records” has the meaning set forth in Section 6.1.

“RemainCo” means the Company after the Distribution Effective Time and consummation of the Merger.

“RemainCo Assets” means all right, title and interest of the Company or any of its Subsidiaries in and to:

(a) (i) subject to Section 2.1(d), all Intellectual Property (other than the RemainCo Marks and Names) (A) owned or controlled by the Company or its Subsidiaries, but excluding the SpinCo Intellectual Property or (B) set forth on Schedule C-1 ((A) and (B) collectively subject to Section 2.1(d), the “RemainCo Intellectual Property”), (ii) RemainCo Marks and Names, and (iii) the in-license agreements listed on Schedule C-2; and

(b) all Assets (other than Intellectual Property) owned or controlled by the Company or any of its Subsidiaries other than the SpinCo Program Assets.

“RemainCo Business” means all businesses, operations, activities, physical assets and intangible assets (such as Intellectual Property, including all trade secrets, know-how and other confidential or proprietary information) of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), whether or not such businesses, operations, activities, or physical and intangible assets are or have been terminated, divested or discontinued, other than the SpinCo Business.

“RemainCo Group” means the Company (or, after effectiveness of the Distribution, RemainCo), each Person (other than any member of the SpinCo Group) that is a Subsidiary of the Company immediately after the Distribution and each Person that becomes a Subsidiary of the Company following the date of this Agreement but prior to the Distribution that SpinCo and Parent mutually agree is a member of the RemainCo Group.

“RemainCo Indemnitees” means: (a) the Company and each Affiliate thereof after giving effect to the Distribution and the Closing; and (b) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (a), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing, except in the case of clauses (a) and (b), the SpinCo Indemnitees.

“RemainCo Intellectual Property” has the meaning set forth in the definition of “RemainCo Assets.”

“RemainCo Liabilities” means all Liabilities of the Company or any of its Subsidiaries (including SpinCo or any member of the SpinCo Group), without duplication and in each case, not expressly allocated to or retained by SpinCo or any member of the SpinCo Group pursuant to this Agreement, including Liabilities to the extent arising out of or resulting from:

(a) any RemainCo Assets;

(b) the ownership or operation of the RemainCo Business (including any discontinued business or any business which has been sold or transferred other than in connection with a Sale), as conducted at any time prior to, on or after the Distribution Effective Time;

(c) any transaction expenses incurred by the Company or any of its Subsidiaries in connection with the Merger Agreement and this Agreement, whether paid on, prior to or after the Distribution Effective Time;

(d) the employment or engagement of all current and former employees and service providers of the Company (including employment Taxes), whether arising on, prior to or following the Distribution Effective Time, other than (i) Liabilities with respect to Transferred Employees and service providers of the Company pursuant to any Contracts Transferred to SpinCo or any other member of the SpinCo Group, to the extent solely arising out of or resulting from actions or inactions attributable to the period following the Distribution Effective Time, or (ii) Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.4;

(e) any Company Employee Benefit Plan which is not a Transferred Plan, other than (i) Liabilities under such Company Employee Benefit Plan with respect to SpinCo Employees to the extent attributable to the period prior to the Distribution Effective Time, or (ii) Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to the definition of SpinCo Liabilities or pursuant to Section 4.4;

(f) any Liabilities allocated to the Company or any member of the RemainCo Group pursuant to Section 4.4; and

(g) Liabilities pursuant to any agreements or obligations of Parent, or following the Closing, any member of the RemainCo Group, under this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement.

For the avoidance of doubt, notwithstanding this definition, any liabilities with respect to Taxes shall be governed by Section 5.6.

“RemainCo Marks” means all the Trademarks, other than the Avidity Marks and the SpinCo Marks, owned or controlled by the Company or any of its Subsidiaries and primarily used in or primarily related to the RemainCo Programs or the RemainCo Business, including those Trademarks set forth on Schedule C-3.

“RemainCo Marks and Names” means, collectively, the RemainCo Marks, the RemainCo Net Names and the Other Avidity Net Names.

“RemainCo Net Names” means all the Net Names, other than the Avidity Bio Net Names and Other Avidity Net Names, owned or controlled by the Company or any of its Subsidiaries and primarily used in or primarily related to the RemainCo Programs or the RemainCo Business, including those Net Names set forth on Schedule C-4.

“RemainCo Programs” means those development programs, conducted by the Company or any of its Subsidiaries, prior to or as of the Distribution Effective Time, that are set forth on Schedule C-5 or are otherwise intending to target any disease, disorder or condition outside the Cardiovascular Field.

“RemainCo Transition Period” means the period commencing on the Distribution Effective Time and, (i) with respect to the use of any SpinCo Marks (other than as described in clause (ii)), ending on the date that is [***] from the Distribution Effective Time and (ii) with respect to the use of the Avidity Marks (including use of any Avidity Mark as part of a corporate or business name or as part of a Net Name), ending on the date that is [***] from the Distribution Effective Time.

“Representatives” has the meaning given to such term in the Merger Agreement.

“Retention Program” means the program set forth on Schedule D.

“Sale” has the meaning set forth in the Recitals.

“Scheduled Platform IP” means the Intellectual Property set forth on Schedule E-1.

“Science Center Drive” means the premises located at 10578 Science Center Drive, San Diego, CA 92121.

“SEC” means the United States Securities and Exchange Commission.

“Section 336(e) Agreement” has the meaning set forth in Section 5.9(b).

“Section 336(e) Allocation Statement” has the meaning set forth in Section 5.9(b).

“Section 336(e) Election” has the meaning set forth in Section 5.9(a).

“Section 336(e) Election Statement” has the meaning set forth in Section 5.9(a).

“Separation Benefits” has the meaning set forth in Section 4.4(a)(iv).

“Siloed Facility” has the meaning set forth in Section 2.2(a)(iii).

“Spin-Off Registration Statement” means any registration statement to be submitted or filed with the SEC to effect the registration of the SpinCo Common Stock to be distributed in respect of Company Common Stock to the Exchange Act, including any amendment or supplement thereto, information statement or prospectus, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority.

“SpinCo” has the meaning set forth in the Preamble.

“SpinCo Annual Incentive Plan” shall mean the annual incentive plan to be adopted by SpinCo.

“SpinCo Assets” means any and all right, title, and interest of the Company or any of its Subsidiaries in and to the following:

(a) subject to Section 2.1(d), (i) the Scheduled Platform IP, (ii) the Intellectual Property (other than SpinCo Marks and Names, which are addressed in clause (iii) below) owned or controlled by the Company or its Subsidiaries and exclusively used in or exclusively related to the SpinCo Programs or the SpinCo Business (including the Intellectual Property set forth on Schedule E-2) ((i) and (ii), collectively and subject to Section 2.1(d), the “SpinCo Intellectual Property”); and (iii) the SpinCo Marks and Names; and

(b) (i) all IT Assets (A) located at the SpinCo Real Property that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business, (B) used exclusively by Transferred Employees or (C) as set forth on Schedule E-3; (ii) all licenses, permits, registrations, approvals and authorizations which have been issued by any Governmental Authority that are held by a member of the SpinCo Group that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business, or to the extent transferable, exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business (“SpinCo Permits”); (iii) all deposits, letters of credit, prepaid expenses, trade accounts and other accounts that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business; (iv) all inventories of clinical products, goods, materials, parts, raw materials and clinical supplies that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business; (v) all real property leases set forth on Schedule E-4 (the “SpinCo Real Property”); (vi) (x) the Third Party Agreements, and any other Contracts that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business (including those Contracts set forth on Schedule E-5 solely to the extent they are exclusively related to the SpinCo Business), and all rights and obligations arising under any such Contracts, and (y) the portions of any Commingled Contracts that are exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business, and all rights and obligations arising under any such portions, it being understood that all Commingled Contracts are subject to Section 2.2; (vii) the lab equipment and other tangible Assets set forth on Schedule E-6, solely to the extent such lab equipment and other tangible Assets are not necessary for the conduct of the RemainCo Business as conducted during the 12 months prior to the date of this Agreement (but subject to any data separation requirements under Section 4.12 and the Lab Recommissioning Plan); (viii) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution that are exclusively related to, or to claims arising out of, the SpinCo Business; provided, that this Agreement does not purport to Transfer ownership of any of the insurance policies of any member of the SpinCo Group or the RemainCo Group; (ix) any goodwill that is as of the Distribution Effective Time exclusively related to the SpinCo Business; and (x) all other Assets (other than Intellectual Property) owned or controlled by the Company or its Subsidiaries and exclusively related to, as between the RemainCo Business and the SpinCo Business, the SpinCo Business (the Assets in this clause (b) collectively, the “SpinCo Program Assets”).

“SpinCo Avidity Name” means such new corporate name and business name as SpinCo may select, prior to the Distribution Effective Time, if such new corporate name and business name contains the term Avidity; provided, however, that any such name shall not include the term “Bio” or “Biosciences” or any variant of “Bio” or “Biosciences.”

“SpinCo Benefit Plans” has the meaning set forth in Section 4.4(b)(iii).

“SpinCo Business” means the business, operations and activities of the Company and its Subsidiaries (including SpinCo and its Subsidiaries), as conducted at any time prior to the Distribution Effective Time with respect to the SpinCo Programs or the Third Party Agreements.

“SpinCo Common Stock” has the meaning set forth in the Recitals.

“SpinCo Controlled Claims” has the meaning set forth in Section 5.8(c).

“SpinCo Employees” means the Current Employees of the Company or any of its Affiliates (including the SpinCo Group) listed on Schedule F, as such Schedule may be updated from time to time prior to the Distribution Effective Time (i) to remove one or more individuals to reflect terminations between the date hereof and the Distribution Effective Time, (ii) to remove one or more individuals as determined by Parent, after reasonable consultation with the Company, (A) in the event that Parent determines that any such individual(s) listed on Schedule F provides services that are critical to the RemainCo Business or (B) for any other reasonable purpose, and (iii) as reasonably agreed to after good faith discussion among the Parties and Parent. “SpinCo Funding” has the meaning set forth in Section 2.7.

“SpinCo Funding Shortfall” has the meaning set forth in Section 2.7.

“SpinCo Group” means SpinCo and each Person that is a Subsidiary of SpinCo as of the Distribution Effective Time, and each Person that becomes a Subsidiary of SpinCo after the Distribution Effective Time.

“SpinCo Indemnifiable Pre-Closing Reorganization Steps” are the steps undertaken by the Company, SpinCo and its Affiliates pursuant to the Pre-Closing Reorganization.

“SpinCo Indemnified Taxes” shall mean any (a) Transfer Taxes allocated to SpinCo under Section 5.6(c); (b) U.S. federal, state, local and non-U.S. income Tax liability for any Pre-Distribution Tax Period, other than Taxes described in clauses (a) and (b) of the definition of Company Indemnified Taxes, to the extent related to the SpinCo Assets, as determined by the Parties on a pro forma SpinCo Group Consolidated Return prepared (i) assuming the members of the SpinCo Group were not included in the RemainCo Group; (ii) including only Tax Items relating to the SpinCo Assets in the relevant Tax Return of the RemainCo Group for the applicable tax period; (iii) except as provided herein, following the past practices of the Company in applying all applicable elections, accounting methods and conventions for the applicable taxable period; (iv) applying the highest applicable statutory marginal corporate U.S. federal, state, local and non-U.S. income Tax rate in effect for such taxable period; and (v) only taking into account actual cash Taxes payable by RemainCo for such Pre-Distribution Tax Period attributable to taxable income generated outside of, or unrelated to, the RemainCo Business and not attributable to the SpinCo Indemnifiable Pre-Closing Reorganization Steps or the Distribution; and (c) to the extent not described in clause (b), any federal, state, local and non-U.S. income Tax liability imposed on SpinCo or any of its Subsidiaries with respect to any Tax Return that is filed on a separate basis for any taxable period.

“SpinCo Indemnitees” means: (a) SpinCo and each Affiliate thereof after giving effect to the Distribution and Closing; and (b) each of the respective directors, officers, employees and agents of any of the entities described in the immediately preceding clause (a), in each case, in their capacity as such, and each of the heirs, executors, successors and assigns of any of the foregoing. For the avoidance of doubt, the term SpinCo Indemnitees shall not include stockholders of SpinCo in their capacity as stockholders thereof.

“SpinCo Intellectual Property” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Liabilities” means all Liabilities, without duplication, to the extent arising out of or resulting from:

(c) any SpinCo Assets (other than Liabilities arising under any Commingled Contracts to the extent such Liabilities relate to the RemainCo Business pursuant to Section 2.2);

(d) the ownership or operation of the SpinCo Business, as conducted at any time prior to, on or after the Distribution Effective Time;

(e) the SpinCo Plans;

(f) the employment or engagement of Transferred Employees, either (i) exclusively arising following the Distribution Effective Time or (ii) as otherwise allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.4;

(g) any Liabilities allocated to SpinCo or any member of the SpinCo Group pursuant to Section 4.4;

(h) any Transferred Plan (including any employment or individual agreement set forth on Schedule J);

(i) the payment of the amounts under the Retention Program;

(j) the payment of any amounts in respect of any New Hire RSUs, New Hire Cash Award or Post-Closing Portion of an award under the Special Bonus Program (each as defined in the Company Disclosure Letter attached to the Merger Agreement) granted to a Transferred Employee; and

(k) Liabilities pursuant to any agreements or obligations of SpinCo, or following the Closing, any member of the SpinCo Group, under this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement.

For the avoidance of doubt, notwithstanding this definition, any liabilities with respect to Taxes (other than employment Taxes relating to the SpinCo Employees as contemplated by clause (d) above) shall be governed by Section 5.6;

“SpinCo Marks” means the Avidity Marks and the other Trademarks set forth on Schedule E-7.

“SpinCo Marks and Names” means, collectively, the SpinCo Marks and the SpinCo Net Names.

“SpinCo Net Names” means the Net Names set forth on Schedule E-8, the Avidity Bio Net Names and any future-registered Net Names consisting of the SpinCo Avidity Name.

“SpinCo Permits” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Post-Distribution Value” means the arithmetic (unweighted) average for each of the ten (10) trading days following the date of Distribution of the products of the number of outstanding shares of SpinCo Common Stock and the last traded price of a share of SpinCo Common Stock for such trading day.

“SpinCo Prepared Returns” has the meaning set forth in Section 5.7(b).

“SpinCo Program Assets” is defined in the definition of “SpinCo Assets.”

“SpinCo Programs” means those development programs, conducted by the Company or any of its Subsidiaries prior to or as of the Distribution Effective Time, that are set forth on Schedule G or that are otherwise intending to target any disease, disorder or condition in the Cardiovascular Field.

“SpinCo Real Property” has the meaning set forth in the definition of “SpinCo Assets.”

“SpinCo Severance Plan” means the plan established by SpinCo that provides for severance benefits.

“SpinCo Transition Period” means the period commencing on the Distribution Effective Time and, (i) with respect to the use of any RemainCo Marks and any Avidity Marks that consist of or contain “Avidity” in conjunction with “Bio” or “Biosciences” or any variant thereof, ending on the date that is [***] from the Distribution Effective Time; provided, however, (ii) with respect to any references to any RemainCo Marks, any RemainCo Net Names, or any corporate or business name consisting of or containing “Avidity” in conjunction with “Bio” or “Biosciences” or any variant thereof, SpinCo shall have [***] from the Distribution Effective Time to remove all such references from any and all public-facing assets, inventories, advertisements, communications, website content, other internet or electronic communication vehicles and other documents and materials of SpinCo and the SpinCo Group, except as otherwise permitted in Section 4.2(b).

“Springing Transition Services” has the meaning set forth in Section 2.2(a).

“Straddle Tax Period” means any Tax period beginning on or before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning given to such term in the Merger Agreement.

“Tax” or “Taxes” has the meaning given to such term in the Merger Agreement.

“Tax Claim” has the meaning set forth in Section 5.8(a).

“Tax Contest” means any audit, examination, proceeding, notice of deficiency or other adjustment, assessment or redetermination by any Governmental Authority relating to Taxes.

“Tax Item” means, with respect to any income Tax, any item of income, gain, loss, deduction, credit, recapture, or any other item which increases or decreases Taxes paid or payable.

“Tax Return” has the meaning given to such term in the Merger Agreement.

“Third Party” means any Person who is not a Party to this Agreement.

“Third Party Agreement” means those agreements with Third Parties listed on Schedule H (accurate and complete copies of which are in the possession of the Company as of the Distribution Effective Time).

“Third Party Claim” has the meaning set forth in Section 5.4(a).

“Trademarks” has the meaning given to such term in the Merger Agreement.

“Transactions” has the meaning given to such term in the Merger Agreement.

“Transfer” and its derivatives, including “Transferring,” “Transferred,” and any other word form with the same root, shall be understood to mean to sell, assign, transfer, convey and deliver.

“Transfer Documents” has the meaning set forth in Section 2.1(b).

“Transfer Taxes” has the meaning set forth in Section 5.6(c).

“Transferred Employees” means the SpinCo Employees who are not Approved Leave Employees as of immediately prior to the Distribution Effective Time and who remain employed by the SpinCo Group (or a professional employer organization or employer of record engaged by a member of the SpinCo Group) immediately following the Distribution Effective Time.

“Transferred Plan” means any Company Employee Benefit Plan the sponsorship of which is being transferred from RemainCo to SpinCo or retained by SpinCo as part of the Pre-Closing Reorganization. Each Transferred Plan is listed on Schedule I, which may be updated as reasonably agreed to after good faith discussion by the Parties.

“Transition Employees” has the meaning set forth in Section 4.4(a)(v).

“Transition Services Agreement” means the transition services agreement to be entered into between the Company and SpinCo at the Distribution Effective Time, in the form agreed upon by the Parties as of the date of this Agreement and attached hereto as Exhibit A.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Workers Compensation Event” has the meaning set forth in Section 4.4(j).

SECTION 1.2  Interpretation. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions, table of contents and headings included herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified in this Agreement. All Exhibits, Annexes and Schedules appended hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “or” shall not be exclusive. References to “dollars” or “$” are to United States of America dollars. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder as of the applicable date or during the applicable time, (b) to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof, if applicable, and thereof; (c) to any Person include the successors and permitted assigns of that Person, (d) from or through any date means, unless otherwise specified, from and including or through and including, respectively, (e) to the “date hereof” means the date of this Agreement and (f) to a “party” or the “parties” mean the parties to this Agreement unless otherwise specified in this Agreement or the context otherwise requires. Unless otherwise specified in this Agreement, (i) any action required to be taken by or on a day or Business Day may be taken until 11:59 p.m. Eastern Time on such day or Business Day, (ii) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (iii) all days, Business Days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against any particular party.

ARTICLE II

SEPARATION

SECTION 2.1  Transfer of Assets and Assumption of Liabilities.

(a) Prior to the Distribution Effective Time and subject to Section 2.3:

(i) Transfer and Assignment of SpinCo Assets. The Company shall, and shall cause its applicable Subsidiaries to, Transfer to SpinCo or any member of the SpinCo Group designated by SpinCo, and such members of the SpinCo Group shall accept from the Company and its Subsidiaries, all of the SpinCo Assets; provided, however, that from the date hereof until consummation of the Transfer pursuant to this Section 2.1(a), the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any Transfer of SpinCo Assets except for any such Transfer that is effective immediately prior to, and conditioned upon the occurrence of, the Distribution Effective Time;

(ii) Acceptance and Assumption of SpinCo Liabilities. The applicable members of the SpinCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all of the SpinCo Liabilities in accordance with their respective terms. The applicable members of the SpinCo Group shall be responsible for all SpinCo Liabilities, regardless of (A) when, where or against whom such SpinCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit SpinCo from asserting against Third Parties any defenses available to the legal entity that incurred or holds such SpinCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such SpinCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of RemainCo Assets. SpinCo shall, and shall cause the applicable members of the SpinCo Group to, Transfer to the Company or any member of the RemainCo Group designated by the Company, all of the RemainCo Assets, if any, held by SpinCo or any such members of the SpinCo Group; and

(iv) Acceptance and Assumption of RemainCo Liabilities. The applicable members of the RemainCo Group shall accept, assume and agree faithfully to perform, discharge and fulfill all RemainCo Liabilities in accordance with their respective terms, regardless of (A) when, where, or against whom such RemainCo Liabilities arose or arise (provided, however, that nothing contained herein shall preclude or inhibit the Company from asserting against Third Parties any defenses available to the legal entity that incurred or holds such RemainCo Liability), (B) whether the facts on which they are based occurred prior to or subsequent to the Distribution Effective Time, regardless of where or against whom such RemainCo Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement, or (C) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the RemainCo Group or the SpinCo Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the Transfer of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), prior to the Distribution Effective Time (i) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to prepare, execute and deliver, such Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid Transfer of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a) (it being agreed and understood that no Party shall be required to enter into any Conveyancing and Assumption Instrument that requires either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument shall enter into such supplemental agreements or arrangements as and to the extent reasonably necessary to preserve the allocation of economic benefits and burdens contemplated by this Agreement, the License Agreement, the Transition Services Agreement and the Occupancy License Agreement)) and (ii) each Party shall prepare, execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such

Conveyancing and Assumption Instruments as and to the extent reasonably necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a) (it being agreed and understood that no Party shall be required to enter into any Conveyancing and Assumption Instrument that requires either Party to make any representations or warranties, express or implied, not contained in this Agreement or agree to any covenants or other obligations, including indemnities, effective after the Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument shall enter into such supplemental agreements or arrangements as and to the extent reasonably necessary to preserve the allocation of economic benefits and burdens contemplated by this Agreement, the License Agreement, the Transition Services Agreement and the Occupancy License Agreement)). For purposes of the Transfer of the Third Party Agreements from RemainCo to SpinCo, at RemainCo or SpinCo’s request at any time prior to the Distribution Date, Parent shall provide a draft Conveyancing and Assumption Instrument with respect to such Third Party Agreements, in form reasonably satisfactory to Parent, at least five (5) Business Days prior to the Distribution Date. All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” To the extent that any provision of a Transfer Document conflicts with any provision of this Agreement, this Agreement shall govern and control.

(c) Waiver of Bulk-Sale and Bulk-Transfer Laws. SpinCo and each member of the SpinCo Group hereby waives compliance by each and every member of the RemainCo Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the SpinCo Assets or SpinCo Real Property to any member of the SpinCo Group.

(d) Intellectual Property. In the event of a Change of Control Transaction consummated prior to the Distribution Effective Time, the terms “RemainCo Intellectual Property” and “SpinCo Intellectual Property” as used in this Agreement shall mean, effective as of the date immediately prior to the effectiveness of the Change of Control Transaction, the following:

(i) “RemainCo Intellectual Property” shall mean all Intellectual Property (other than the RemainCo Marks and Names) (A) owned or controlled by the Company or its Subsidiaries, including the Scheduled Platform IP, or (B) set forth on Schedule C-1, but in each case under clauses (A) and (B) excluding the SpinCo Intellectual Property and the SpinCo Marks and Names; and

(ii) “SpinCo Intellectual Property” shall mean the Intellectual Property (other than Trademarks and Net Names) owned or controlled by the Company or any of its Subsidiaries that is exclusively used in or exclusively related to the SpinCo Programs or the SpinCo Business, including the Intellectual Property set forth on Schedule E-2 (but excluding, for the avoidance of doubt, the Scheduled Platform IP).

SECTION 2.2  Transition Services; Treatment of Commingled Contracts.

(a) Transition Services.

(i) From the date of this Agreement through the Distribution Effective Time, RemainCo and SpinCo shall, and from the Distribution Effective Time through the applicable Service Period (as defined in the Transition Services Agreement), SpinCo shall (with reasonable cooperation from RemainCo) use reasonable best efforts to: (A) establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the SpinCo Business with any Third Party that, as of the date of this Agreement or the Distribution Effective Time, is a vendor or service provider with respect to any of the transition services described in Sections A, B, C and D of Schedule B to the Transition Services Agreement (the “Springing Transition Services”); provided, however, that if and to the extent that replacement (or new, as applicable) Contracts, contract rights, bids, purchase orders or other agreements are not established prior to the Distribution Effective Time with respect to the CMO Agreements (as defined in the Transition Services Agreement), or the compounds, products, materials or services identified on Schedule 2 to Schedule B to the Transition Services Agreement, then SpinCo shall use reasonable best efforts to enter into new Contracts (if applicable) or statements of work under existing CMO Agreements for purposes of enabling SpinCo to place orders for the applicable compounds, products, materials or services in accordance with the Services described in Section D.1 and Section D.2 of Schedule B to the Transition Services Agreement; or (B) establish other reasonable and lawful arrangements designed to provide the SpinCo Group with the rights and obligations contemplated under the Springing Transition Services; provided, however, that neither RemainCo nor SpinCo makes any representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such Contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group on the existing terms of any applicable Commingled Contract or at all. RemainCo shall be under no obligation to provide any Springing Transition Service pursuant to the Transition Services Agreement if and to the extent that (x) SpinCo obtains such Springing Transition Service pursuant to any replacement Contracts, contract rights, bids, purchase orders or other agreements or arrangements established pursuant to clauses (A) or (B) of this Section 2.2(a)(i) or (y) Parent or any of its Affiliates establishes, on behalf of SpinCo, any similar replacement Contracts, contract rights, bids, purchase orders or other agreements or arrangements.

(ii) From the date of this Agreement through the Distribution Effective Time, RemainCo and SpinCo shall, and from the Distribution Effective Time through the applicable Service Period with respect to the Springing Transition Services set forth in Section A and B of Schedule B to the Transition Services Agreement (the “IT Support Services”), SpinCo shall (with reasonable cooperation from RemainCo) use reasonable best efforts to establish separate information technology systems and infrastructure with respect to the SpinCo Business. RemainCo’s obligation to provide the IT Support Services shall be subject to SpinCo’s compliance with the immediately preceding sentence.

(iii) As promptly as practicable (and, in any event, no later than 20 Business Days) after the date hereof, the Company, SpinCo and Parent shall use reasonable best efforts to agree upon a lab recommissioning plan for Science Center Drive (the “Lab Recommissioning Plan”), pursuant to which the Parties and Parent shall jointly review and determine which of the facilities and lab equipment (including as set forth on Schedule E-6), whether in possession of the Company, SpinCo or a Third Party, whether or not included within the RemainCo Assets or the SpinCo Assets, are necessary for the recommissioning of an independent laboratory facility at Science Center Drive as of the Distribution Effective Time that is independent, operational and functioning in substantially the same manner as Science Center Drive was operated prior to the date that Science Center Drive was decommissioned by the Company (such facilities and lab equipment, the “Recommissioning Equipment”). In connection with the Lab Recommissioning Plan, the Parties and Parent shall (i) review Schedule E-6 (or the SpinCo Assets or RemainCo Assets, if applicable) to identify whether SpinCo should receive Recommissioning Equipment therein prior to the Distribution Effective Time (in each case, subject to Parent’s reasonable discretion), or (ii) if necessary or useful for the recommissioning of Science Center Drive, procure Recommissioning Equipment from Third Parties prior to the Distribution Effective Time (subject to Parent’s reasonable discretion). The Parties and Parent shall use their respective reasonable best efforts to implement the Lab Recommissioning Plan prior to the Distribution Effective Time. Notwithstanding the foregoing, without Parent’s prior written consent (not to be unreasonably withheld), RemainCo and SpinCo shall not incur costs or expenses in excess of $3,750,000 in connection with the establishment of such laboratory facility or implementation of the Lab Recommissioning Plan. If the Parties determine in good faith that establishment of such facility will not be complete prior to the Distribution Effective Time, then SpinCo and RemainCo shall use reasonable best efforts to establish, at SpinCo’s sole cost and expense, physical, procedural and other arrangements reasonably necessary or appropriate to prevent cross-contamination, whether chemical or biological, of the laboratory environment, biological materials, laboratory equipment, personnel, personal protective equipment, and other assets or materials involved in, related to or generated by the respective research and development activities of RemainCo and SpinCo at the Callan Road Facility, and obtain all consents from the prime landlord and the sublandlord required under the Callan Road Sublease to establish such arrangements (the “Siloed Facility”). Without limitation of the foregoing, RemainCo shall be under no obligation to provide any of the Springing Transition Services set forth in Section C of Schedule B to the Transition Services Agreement (the “Facility Access Services”) unless and until RemainCo has established the Siloed Facility and the Occupancy License Agreement has been entered into by the Company and SpinCo. Any delay in establishing the Siloed Facility or entering into the Occupancy License Agreement as described in this Section 2.2(a)(iii) beyond the Distribution Effective Time shall not, in any event, extend the Service Period (as defined in the Transition Services Agreement) with respect to any such Springing Transition Service.

(iv) Without limitation of the foregoing, RemainCo shall be under no obligation to provide any of the Springing Transition Services set forth in Section D.1 of Schedule B to the Transition Services Agreement unless and until SpinCo has established a quality management system for the SpinCo Business that is substantially identical, in relevant part with regards to similarly situated businesses with limited early clinical-stage assets, to the Company’s existing quality management system. Any delay in establishing such quality management system beyond the Distribution Date shall not, in any event, extend the Service Period (as defined in the Transition Services Agreement) with respect to any such Springing Transition Service.

(v) Except for obligations under any Contract of RemainCo or SpinCo in effect as of the date of this Agreement or as of the Distribution Date, neither RemainCo, SpinCo, nor their respective Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation, offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party or to extend or renew any Commingled Contract to fulfill their obligations under this Section 2.2(a).

(vi) If a Change of Control Transaction occurs at any time, RemainCo shall not be obligated to provide any of the Services (as defined in the Transition Services Agreement) set forth on Schedule B thereto.

(vii) SpinCo shall provide mailbox forwarding services to RemainCo until the earlier of (A) the date RemainCo completes the address changes required in connection with its regulatory correspondence and (B) the date that is forty-two (42) months from the Distribution Effective Time.

(b) Commingled Contracts. From the date of this Agreement and until the date that is twelve (12) months after the Distribution, to the extent (i) the applicable rights and obligations (or comparable services) under any Commingled Contract, to the extent related to the SpinCo Business or the RemainCo Business, as applicable, have not been or are not contemplated to be Transferred to the SpinCo Group or the RemainCo Group, as applicable, in accordance with Section 2.1(a) or provided to the SpinCo Group or the RemainCo Group, as applicable, pursuant to the Transition Services Agreement, (ii) replacement Contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract, to the extent related to the SpinCo Business or the RemainCo Business, as applicable, have not yet been obtained or are not contemplated to be obtained pursuant to this Agreement, and (iii) requested by SpinCo or RemainCo, as applicable, in good faith and in writing, RemainCo or SpinCo, as applicable, shall use reasonable best efforts to assist the other Party to (in each case with effect following the Distribution Effective Time): (A) establish replacement Contracts, contract rights, bids, purchase orders or other agreements with respect to the SpinCo Business or the RemainCo Group, as applicable, with any Third Party which is a counterparty to such Commingled Contract; or (B) establish reasonable and lawful arrangements designed to provide the SpinCo Group or the RemainCo Group, as applicable, with the rights and obligations under such Commingled Contract to the extent related to the SpinCo Business or the RemainCo Group, as applicable; provided, however, that neither the Company nor SpinCo makes any representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such Contract, contract right, bid, purchase order or other agreement with any member of the SpinCo Group or the RemainCo Group, as applicable, on the existing terms of the applicable Commingled Contract or at all. Neither RemainCo, SpinCo, nor their respective Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation, offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party or to extend or renew any Commingled Contract to fulfill their obligations under this Section 2.2(b).

SECTION 2.3  Nonassignability of Assets and Liabilities.

(a) Notwithstanding anything to the contrary set forth herein, to the extent that any Transfer or attempted Transfer or assumption or attempted assumption hereunder (i) is prohibited by any applicable Law or (ii) without a Third Party consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and, in each case of (A), (B) and (C), such Third Party consent has not been obtained prior to the Distribution, then, in each case of (i) and (ii): subject to the conditions to the Distribution, the Distribution shall proceed without such Transfer or assumption.

(b) From and after the Distribution, with respect to (i) any Asset whose Transfer pursuant to this Agreement is delayed (each, a “Delayed Asset”, and which shall not include, for the avoidance of doubt, any Third Party Agreement) or (ii) any Liability whose assumption pursuant to this Agreement is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (x) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use reasonable best efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, and (y) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or shall cause any relevant member of its Group to, (A) use reasonable best efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (B) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (C) subject to Section 2.2 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (D) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Distribution to the relevant member or members of the RemainCo Group or SpinCo Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability. Once the required Third Party consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred or assumed prior to the Distribution and owned by such Group for U.S. federal (and applicable state or local) income tax purposes from and after the Distribution, to the extent allowable by applicable Law or except as otherwise required by a Final Determination. Subject to the terms and conditions hereof (including compliance with the terms of this Section 2.3), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Third Party consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 2.3. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 2.3, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.

(c) The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 2.3 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of SpinCo or the Company or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Distribution.

SECTION 2.4  Wrong Pockets.

(a) Subject to Section 2.2 and Section 2.3, if after the Distribution (i) any Party discovers that any SpinCo Asset is held by any member of the RemainCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such SpinCo Asset and (B) RemainCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant SpinCo Asset and all earnings to the extent arising from such SpinCo Asset from the time of the Distribution until the time of such transfer to SpinCo or an Affiliate of SpinCo designated by SpinCo, for no additional consideration; or (ii) any Party discovers that any RemainCo Asset is held by any member of the SpinCo Group or any of their respective then-Affiliates, (A) such Party shall provide notice to the other Party of such RemainCo Asset and (B) SpinCo shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant RemainCo Asset and all earnings to the extent arising from such RemainCo Asset from the time of the Distribution until the time of such transfer to the Company or an Affiliate of the Company designated by the Company, for no additional consideration. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties. For the avoidance of doubt, nothing herein will be deemed to modify or amend the obligations of SpinCo to assign certain Intellectual Property to RemainCo as set forth in Section 2.2 of the License Agreement, or to result in a return to SpinCo of any such Intellectual Property.

(b) At any time prior to the Distribution Effective Time, Parent may, in its sole discretion, elect to designate additional RemainCo Assets as SpinCo Assets, such that such Assets will be assigned to or remain with SpinCo at the Distribution Effective Time; provided, that (i) any such designated RemainCo Assets must be primarily related to the SpinCo Business or reasonably determined by Parent to be beneficial to the SpinCo Business, and (ii) the designation of such Assets as SpinCo Assets may not result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets. To the extent that the designation of any such Assets as SpinCo Assets would result in the assumption of additional SpinCo Liabilities by SpinCo that exceed the value of such Assets, or where such Assets are not primarily related or beneficial to the SpinCo Business, the Parties and Parent will negotiate in good faith to determine the allocation of such Assets as between RemainCo and SpinCo; provided, that if the Parties and Parent do not agree upon the allocation prior to the Distribution Effective Time, such Assets will be deemed RemainCo Assets. For clarity, SpinCo has no right to designate any SpinCo Assets as RemainCo Assets.

SECTION 2.5  Novation of Liabilities.

(a) Each Party, at the written request of the other Party, shall use reasonable best efforts (i) to obtain, or to cause to be obtained, any consent, substitution or amendment required to novate or assign all obligations under Contracts, licenses and other Liabilities for which a member of such Party’s Group and a member of the other Party’s Group are prior to the Distribution Effective Time jointly or severally liable and that do not constitute Liabilities of such other Party following the Distribution Effective Time as provided in this Agreement (such other Party, the “Other Party”), or (ii) to obtain in writing the unconditional release of all parties to such arrangements, other than any member of the Group who assumed or retained such Liability as set forth in this Agreement, so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration (or otherwise incur any Liability or obligation) therefor to any Third Party from whom any such consent, substitution or amendment is requested (unless such Party is fully reimbursed or otherwise made whole by the requesting Party), and the Company shall not pay any consideration other than a de minimis amount to obtain any such consent, substitution or amendment, without Parent’s prior written approval (not be unreasonably withheld, conditioned or delayed); provided, further, that in connection with the Transfer of the SpinCo Real Property to SpinCo, SpinCo shall be required to deliver any documentation or additional security, without any liability to the Company for such security, to the extent required by the terms of the applicable real property lease to provide such novation.

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required consent, release, substitution or amendment, the Other Party or a member of the Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms of such Contract, license or other obligation, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of the Other Party’s Group thereunder from and after the Distribution Effective Time. The Liable Party shall indemnify the Other Party as set forth in Article V; provided, however, that the Liable Party shall have no obligation to indemnify the Other Party for losses resulting from such Other Party’s gross negligence, willful misconduct or bad faith. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or any member of the Liable Party’s Group, any money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such consent, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights and Liabilities thereunder of any member of such Other Party’s Group to the Liable Party, or to another member of the Liable Party’s Group, without payment of any further consideration and the Liable Party, or another member of the Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities. Notwithstanding the foregoing, if, for the SpinCo Real Property, the Parties are unable to obtain from the relevant landlord a novation of, or release of the Company for all liabilities first arising after the Distribution Effective Time under any underlying lease, SpinCo shall not extend, expand or otherwise amend or modify such lease in a manner that increases SpinCo’s obligations under such lease without the prior written consent of RemainCo.

SECTION 2.6  Guarantees.

(a) (i) The Company shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use reasonable best efforts to (A) cause a member of the RemainCo Group to be substituted in all respects for a member of the SpinCo Group, as applicable, and (B) have all members of the SpinCo Group removed or released as guarantor of or obligor for any Liability of the Company (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the SpinCo Group for the benefit of any member of the RemainCo Group) to the fullest extent permitted by applicable Law, and (ii) SpinCo shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use reasonable best efforts to (A) cause a member of the SpinCo Group to be substituted in all respects for a member of the RemainCo Group, as applicable, and (B) have all members of the RemainCo Group removed or released as guarantor of or obligor for any Liability of SpinCo (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the RemainCo Group for the benefit of any member of the SpinCo Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on or prior to the Distribution or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 2.6(b), no member of the SpinCo Group, or the RemainCo Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any amount of money or otherwise grant any accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.

(b) On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the SpinCo Group from a guaranty for the benefit of any member of the RemainCo Group, the Company shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the RemainCo Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached. On or prior to the Distribution or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the RemainCo Group from a guaranty for the benefit of any member of the SpinCo Group, SpinCo shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which any member of the SpinCo Group, as the case may be, would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If any of SpinCo or the Company is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party whose Group is the relevant beneficiary of such guarantee or any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements shall indemnify and hold harmless the unreleased guarantor or obligor for any Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder and (ii) each of SpinCo and the Company agrees not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.

SECTION 2.7  SpinCo Funding. Immediately prior to the Distribution Effective Time (but not in the event of a Sale), the Company shall pay and contribute to SpinCo, by wire transfer of immediately available funds to an account designated by SpinCo, an amount equal to the remainder of (a) $270,000,000, minus (b) the sum of the amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by SpinCo as of the close of business on the day prior to the Distribution Effective Time (such net amount, the “SpinCo Funding”). If (i) the aggregate amount of marketable securities and cash and cash equivalents contained in any bank and brokerage accounts owned by the RemainCo Group as of the close of business on the day prior to the Distribution Effective Time is less than (ii) the SpinCo Funding (such difference, the “SpinCo Funding Shortfall”), Parent shall cause the Company to pay, or pay on behalf of the Company, the SpinCo Funding Shortfall to SpinCo concurrently with the Closing (except, for the avoidance of doubt, in the event of a Sale). Any payment of the SpinCo Funding Shortfall pursuant to this Section 2.7 shall be treated as an adjustment to the SpinCo Funding prior to the Distribution Effective Time for all U.S. federal (and applicable state, local and foreign) income tax purposes, and none of the Parties shall take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment. In the event that SpinCo holds in its bank or brokerage accounts marketable securities, cash or cash equivalents having an aggregate value exceeding $270,000,000, SpinCo shall, not later than immediately prior to the Distribution Effective Time, distribute to the Company marketable securities, cash or cash equivalents that are sufficient to reduce the value of SpinCo’s remaining marketable securities, cash and cash equivalents to $270,000,000.

SECTION 2.8  Funds in Transit. Except as otherwise provided in the Transition Services Agreement:

(a) With respect to any outstanding checks issued or payments initiated by the Company, SpinCo, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively, without limiting the ultimate allocation of Liability for such amounts under this Agreement or the Transition Services Agreement.

(b) As between the Company and SpinCo (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Effective Time by either the Company or SpinCo (or any member of their respective Groups) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to promptly pay over, to the other Party (or a member of such other Party’s Group) the amount of such payment or reimbursement without right of set-off.

(c) Any payments made after the Effective Time by either the Company or SpinCo (or any member of their respective Groups) on behalf of the other Party (or member of its Group) shall be promptly reimbursed by such other Party. Upon written request, the Party that received the benefit of such payment shall promptly reimburse, or shall cause the applicable member of its Group to promptly reimburse the paying Party (or a member of such paying Party’s Group) the amount of such reimbursement without right of set-off.

SECTION 2.9  Restriction on Prepayment of Expenses. Prior to the Distribution Effective Time, the Company shall not, and shall cause its Affiliates (including SpinCo) not to, prepay any trade payables or other accounts payable of the SpinCo Group except in the ordinary course of business, consistent with past practice, and the Company shall continue to pay trade payables and other accounts payable in the ordinary course of business, consistent with past practice.

SECTION 2.10  Disclaimer of Representations and Warranties. EACH OF THE COMPANY (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN THE LICENSE AGREEMENT, IN THE TRANSITION SERVICES AGREEMENT, IN THE OCCUPANCY LICENSE AGREEMENT OR IN THE MERGER AGREEMENT OR CERTIFICATES DELIVERED WITH RESPECT THERETO, NO PARTY TO THIS AGREEMENT, THE LICENSE AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE OCCUPANCY LICENSE AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE LICENSE AGREEMENT, THE TRANSITION SERVICES AGREEMENT, THE OCCUPANCY LICENSE AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING TO ANY OTHER PARTY HERETO OR THERETO IN ANY WAY, EXPRESS OR IMPLIED, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS, BUSINESSES OR LIABILITIES OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF EITHER PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER OR THEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR THEREIN, IN THE LICENSE AGREEMENT, IN THE TRANSITION SERVICES AGREEMENT, IN THE OCCUPANCY LICENSE AGREEMENT OR IN THE MERGER AGREEMENT OR CERTIFICATES DELIVERED WITH RESPECT THERETO, ALL SUCH ASSETS ARE BEING OR HAVE BEEN TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM, DEED OR CONVEYANCE WITHOUT WARRANTY) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND VALID TITLE OR INTEREST, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE, CHARGE, ASSESSMENT OR LIEN AND (B) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH. NO PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY IN THE EVENT THAT ANY INFORMATION EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT WHICH IS AN ESTIMATE OR FORECAST, OR WHICH IS BASED ON AN ESTIMATE OR FORECAST, IS FOUND TO BE INACCURATE.

ARTICLE III

DISTRIBUTION

SECTION 3.1  Distribution.

(a) On the Distribution Date, but immediately prior to the Effective Time, the Company shall instruct the Company’s stock transfer agent (the “Agent”) to effect the Distribution by distributing the SpinCo Common Stock to holders of record of Company Common Stock as of the Distribution Record Date, and to credit the appropriate number of shares of such SpinCo Common Stock to book entry accounts for each such holder of Company Common Stock, as further contemplated by this Agreement and the Merger Agreement.

(b) The SpinCo Common Stock to be issued in the Distribution is generally intended to be distributed pursuant to a book entry system. The Company shall instruct the Agent to deliver the SpinCo Common Stock previously delivered to the Agent to a depositary and to mail (or otherwise transmit in accordance with the Agent’s regular practices) to each holder of record of Company Common Stock on the Distribution Record Date, a statement of the SpinCo Common Stock credited to such holder’s account. In lieu of fractional shares, cash shall be given to holders otherwise entitled to such fractional shares of SpinCo Common Stock on the Distribution Date. As soon as practicable following the Distribution Date, the Agent shall (i) aggregate all fractional SpinCo Common Stock into whole SpinCo Common Stock and (ii) sell such SpinCo Common Stock in the open market at then-prevailing prices and shall distribute to each such holder such holder’s ratable share of the proceeds of such sale, net of brokerage fees incurred in such sales, and after deducting any Taxes required to be withheld therefrom.

SECTION 3.2  SpinCo Organizational Documents. On or prior to the Distribution Date, the Parties shall have taken all necessary actions to provide for the certificate of incorporation of SpinCo and the bylaws of SpinCo to be amended and restated in substantially the forms of the certificate of incorporation and bylaws of the Company in effect as of the date of this Agreement, with any modifications by SpinCo subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

SECTION 3.3  Directors. On or prior to the Distribution Date, the Company and SpinCo shall take all necessary action so that as of the Distribution Date, the board of directors of SpinCo will be as set forth in the Information Statement, including the resignation or removal of any individuals not so identified.

SECTION 3.4  Election of Officers. On or prior to the Distribution Date, SpinCo shall take all necessary actions so that as of the Distribution Date, the executive officers of SpinCo will be as set forth in the Information Statement, including the resignation or removal of any individuals not so identified.

SECTION 3.5  State Securities Laws. Prior to the Distribution Date, the Company and SpinCo shall take all such action as may be necessary or appropriate under the securities or “blue sky” laws of states or other political subdivisions of the United States in order to effect the Distribution.

SECTION 3.6  Listing Application. Prior to the Distribution Date, the Company and SpinCo shall prepare and file with Nasdaq a listing application and related documents and shall take all such other actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list on or prior to the Distribution Date, subject to official notice of issuance, the SpinCo Common Stock. If Nasdaq has not listed the SpinCo Common Stock on or prior to the Distribution Date, SpinCo shall take all such actions with respect thereto as shall be necessary or desirable in order to cause Nasdaq to list the SpinCo Common Stock as soon as practicable thereafter, including by filing a Form 8-A with the SEC no later than five Business Days after the Distribution Date. The Company and SpinCo agree that, at SpinCo’s option, SpinCo may list its shares for trading under the ticker symbol “RNA” and the Company shall use reasonable best efforts to assist SpinCo in transferring the ticker symbol “RNA” to SpinCo.

SECTION 3.7  Withholding. Notwithstanding anything in this Agreement to the contrary, each Party and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts payable or otherwise distributable in accordance with this Agreement (including the Distribution), such amounts of Tax as are required to be deducted or withheld therefrom in accordance with applicable Tax Law and shall remit the amount withheld promptly to the applicable Governmental Authority. In the case of a distribution that is subject to withholding, the distributing party may reduce the distribution of otherwise distributable property by an appropriate portion thereof commensurate with the amount of required withholding and remit the required withholding tax to the applicable Governmental Authority in accordance with applicable Law (regardless of whether the withheld distributable property is sold or exchanged to obtain such funds or such Party or withholding agent uses its own funds). Amounts deducted or withheld in accordance with this Section 3.7 will be treated for all purposes under this Agreement or any other agreement as having been paid to, or distributed and received by, the Person in respect of which the withholding and deduction was made.

SECTION 3.8  Warrants. On the Distribution Date, but immediately prior to the Effective Time, SpinCo shall issue shares of SpinCo Common Stock to the holders of the Company Warrants that are entitled to receive such shares of SpinCo Common Stock in accordance with the terms of the Company Warrants.

ARTICLE IV

ADDITIONAL COVENANTS; FURTHER ASSURANCES

SECTION 4.1  Permits; Consents. On or prior to the Distribution Date, the Parties shall use their respective reasonable best efforts to (i) Transfer or cause to be Transferred any transferable SpinCo Permits which are held in the name of any member of the RemainCo Group, or in the name of any employee, officer, director, stockholder or agent of a member of the RemainCo Group, on behalf of the Company, to SpinCo, and (ii) obtain all consents with respect to any Contracts to the extent required in connection with the Distribution.

SECTION 4.2  Transitional Trademark Use.

(a) Except as expressly provided in this Section 4.2, (i) SpinCo and the SpinCo Group shall have no right, title, or interest in or to any RemainCo Marks, and (ii) the Company and the RemainCo Group shall have no right, title, or interest in or to any SpinCo Marks. Each Party hereby acknowledges and agrees that neither it nor its respective Group members shall acquire any goodwill, rights or benefits arising from their uses of the other Party’s Trademarks during the SpinCo Transition Period or the RemainCo Transition Period, as applicable, and that all such goodwill, rights and benefits shall inure solely to SpinCo and the SpinCo Group (with respect to the SpinCo Marks) or the Company and the RemainCo Group (with respect to the RemainCo Marks).

(b) As soon as reasonably practicable but in no event later than the end of: (i) the applicable SpinCo Transition Period, SpinCo shall, and shall cause the SpinCo Group to, use reasonable best efforts to cease any and all use of all RemainCo Marks or any variant thereof, whether used as a Trademark, as a Net Name or as a corporate or business name, and (ii) the applicable RemainCo Transition Period, the Company shall, and shall cause the RemainCo Group, to use reasonable best efforts to cease any and all use of all SpinCo Marks, whether used as a Trademark, as a Net Name or as a corporate or business name, from any and all public-facing assets, inventories, advertisements, communications, website content, other internet or electronic communication vehicles and other documents and materials of SpinCo or the Company, and their respective Groups and Parent, as applicable. Nothing in this Section 4.2(b) or in Section 4.2(c) shall preclude any uses of the Avidity Marks and other SpinCo Marks by Parent, the Company and the RemainCo Group, or uses of the RemainCo Marks by SpinCo and the SpinCo Group, that are required under applicable Law, including uses of the Avidity Marks and other SpinCo Marks, including the SpinCo Avidity Name (by Parent and the RemainCo Group) or the RemainCo Marks (by the SpinCo Group) in textual sentences in a nominative manner referencing the historical relationship between the Company and SpinCo (provided such historic references are factually accurate and not misleading), or uses of the Avidity Marks, the other SpinCo Marks or the RemainCo Marks, as applicable, in historical, tax, and similar records, or the retention, following the end of the SpinCo Transition Period (for the SpinCo Group) or the applicable RemainCo Transition Period (for Parent and the RemainCo Group), of any books, records, documents and other materials by the SpinCo Group or by Parent and the RemainCo Group, as applicable, which contain or display any of the RemainCo Marks or any Avidity Marks and other SpinCo Marks, as applicable, which are used solely for internal, historic or archival purposes, or uses or references to the SpinCo Marks or the RemainCo Marks, as applicable, in regulatory or corporate filings or for litigation or other legal purposes.

(c) Subject to the terms of Section 4.2(a) and Section 4.2(b), (i) SpinCo and the SpinCo Group hereby grant to the Parent, the Company and the RemainCo Group, a non-exclusive (but exclusive in the pharmaceutical field with respect to any corporate name or business name containing the term “Avidity” in conjunction with “Bio” or “Biosciences” or any variant of “Bio” or “Biosciences”), non-transferable (except as set forth in Section 4.2(e)), non-sublicensable (except as set forth in Section 4.2(f)), royalty-free, worldwide right and license to use the SpinCo Marks in connection with the RemainCo Business and the RemainCo Programs, including with any products and services that RemainCo may develop, commercialize and otherwise exploit following the Distribution Effective Time outside the Cardiovascular Field, and (ii) the Company and the RemainCo Group hereby grant to SpinCo and the SpinCo Group, on an “as is” basis, a non-exclusive, non-transferable (except as set forth in Section 4.2(e)), non-sublicensable (except as set forth in Section 4.2(f)), royalty-free, worldwide right and license to use the RemainCo Marks in connection with the SpinCo Business and the SpinCo Programs, solely during the SpinCo

Transition Period (in the case of SpinCo and the SpinCo Group) and solely during the RemainCo Transition Period (in the case of the Parent, the Company and the RemainCo Group) and, in each case ((i) and (ii)), solely in the manner in which such SpinCo Marks or RemainCo Marks were used by the Company, in each respective Business (as applicable) within the twelve (12) month period prior to the Distribution Effective Time.

(d) As promptly as reasonably practicable, but in no event later than the expiration of the RemainCo Transition Period, RemainCo shall, and shall cause its Subsidiaries to, take all actions reasonably necessary to change the corporate or business name of each entity in the RemainCo Group that includes the term Avidity in its corporate or business name to a new corporate name or business name that does not include the term Avidity or any variant thereof.

(e) RemainCo may assign the license granted in Section 4.2(c), in whole or in part, in connection with a merger, consolidation, or sale of all or substantially all of, any portion of the RemainCo Assets to which the license relates.

(f) RemainCo and SpinCo may each sublicense the relevant licenses granted in Section 4.2(c), in whole or in part, to (i) its current and future Affiliates, (ii) its vendors, consultants, contractors, suppliers, and other third party service providers in connection with the RemainCo Business or SpinCo Business (as applicable), and (iii) its distributors, customers, and collaboration partners in connection with the distribution, licensing, offering and sale of the current and future products and services of the RemainCo Business or SpinCo Business (as applicable); provided, that RemainCo and SpinCo (as applicable) shall be responsible for compliance by any sublicensee to the terms and conditions set forth herein that are applicable to such sublicensee and provided that each sublicense granted by RemainCo or SpinCo (as applicable) shall terminate immediately upon expiration of the RemainCo Transition Period (for any RemainCo sublicensee) or the SpinCo Transition Period (for any SpinCo sublicensee).

(g) (i) SpinCo shall not, and shall cause each SpinCo Group member and each permitted sublicensees not to, use any of the RemainCo Marks in any manner that is reasonably likely to harm or impair the goodwill associated with the RemainCo Marks or RemainCo’s rights therein or compromise the validity of the RemainCo Marks and (ii) the Company shall not, and shall cause each RemainCo Group member and each permitted sublicensees not to, use any of the SpinCo Marks in any manner that is reasonably likely to harm or impair the goodwill associated with the SpinCo Marks or SpinCo’s rights therein or compromise the validity of the SpinCo Marks.

(h) RemainCo shall retain possession and control of the Avidity Bio Net Names and the Other Avidity Net Names during the RemainCo Transition Period. During the RemainCo Transition Period, RemainCo shall only use the Avidity Bio Net Names consistently with how such Net Names were used by the Company immediately prior to the Distribution Effective Time, or to include redirects for consumers to other Net Names as necessary to conduct the RemainCo Business and efficiently transition from the Avidity Bio Net Names and Other Avidity Net Names prior to expiration of the RemainCo Transition Period. Furthermore, during the RemainCo Transition Period, upon SpinCo’s request, RemainCo shall include on the Avidity Bio Net Names and Other Avidity Net Names such hyperlinks as SpinCo may reasonably request redirecting consumers to other Net Names of SpinCo relating to the SpinCo Business. At the end of the RemainCo Transition Period, Parent, the Company and the RemainCo Group shall cease any use of the Avidity Bio Net Names and the Other Avidity Net Names and RemainCo shall (i) assign to SpinCo the Avidity Bio Net Names, and (ii) either allow the Other Avidity Net Names to lapse or retain such Net Names for defensive purposes only, at its sole discretion.

(i) If, at any time from the date of this Agreement through the end of the RemainCo Transition Period, SpinCo undergoes a Change of Control Transaction, (i) RemainCo shall have the right (but not the obligation) to purchase the Avidity Marks, for a nominal fee to be agreed between the Parties, which fee shall not exceed the total application, prosecution and renewal costs incurred by SpinCo and not reimbursed by RemainCo in connection with the Avidity Marks between the Distribution Effective Time and the date of the Change of Control Transaction, if applicable, and (ii) RemainCo’s obligations under Section 4.2(h) shall no longer be effective, and for clarity, RemainCo shall no longer be required to transition (or allow to lapse, as applicable) the Avidity Bio Net Names or the Other Avidity Net Names to SpinCo.

(j) During the RemainCo Transition Period, and except as provided below, SpinCo shall have the sole right (but not the obligation) to initiate and control any enforcement action against a third party, or to control the defense of any third party claim, involving any of the Avidity Marks, at its sole cost and expense and using counsel of its choice; provided that, with respect to any third party enforcement action or any defense of a third party claim involving any “Avidity” (alone without any other words), “Avidity Bio” or “Avidity Biosciences” name or mark, SpinCo shall consult in good faith with RemainCo, and RemainCo shall have the right to provide input, on the overall strategy with respect to any such enforcement action or defense and SpinCo shall consider such input in good faith (and shall not unreasonably reject such input) and provided further that, if SpinCo should decline to enforce or defend within sixty (60) days (or such shorted period as may be required to comply with any legal or regulatory deadlines) of becoming aware of such third party infringement or claim, then RemainCo shall have the right (but not the obligation) to initiate and control any such enforcement action or to control any such defense, at its sole cost and expense and using counsel of its choice.

(k) Prior to the Distribution Effective Time, the Company shall expressly abandon the U.S. trademark applications for the marks consisting of “Avidity” and “On Point” ([***]) and shall file a new application for the mark “On Point and Design” (the same design as shown in [***]) (without “Avidity”) for the same goods and services covered by [***] and any such new application shall be deemed a RemainCo Mark.

SECTION 4.3  Intellectual Property Recordation. The Company and SpinCo shall, and shall cause any members of their respective Groups to, promptly after the Distribution Effective Time, but in no event later than forty-five (45) Business Days thereafter (the “Recordation Period”), sign and execute all additional documents and undertake all other actions reasonably required or advisable to effectuate and register the ownership of all Intellectual Property (a) owned by SpinCo, on the one hand, or (b) owned by the Company or any member of the RemainCo Group, on the other, that is intended to be transferred to the other Party or a member of the other Party’s Group, pursuant to Section 2.2, in the United States Patent and Trademark Office and United States Copyright Office and all foreign equivalents thereof; provided, that SpinCo shall be responsible for preparing, at its own cost, all such additional documents reasonably required or advisable to effectuate and register the ownership of all Intellectual Property and shall provide such documents to RemainCo at least fifteen (15) Business Days prior to the end of the Recordation Period. Without limiting the foregoing, except as set forth in the License Agreement and subject to the rights and licenses granted to the other Party under the License Agreement and herein, each of the Company and SpinCo acknowledges that, after the Distribution Effective Time, the other Party is free to maintain, abandon, sell or assign all such Intellectual Property at its sole discretion without any consent of such Party.

SECTION 4.4  Employee Matters.

(a) Transfer of Current Employees. As part of the Pre-Closing Reorganization, and not later than immediately prior to the Distribution Effective Time, RemainCo Group shall transfer and assign the employment of each SpinCo Employee to a member of the SpinCo Group (or a professional employer organization or employer of record engaged by a member of the SpinCo Group (an “EOR”)) in accordance with applicable Law. Notwithstanding the foregoing, if any SpinCo Employee is not actively at work for RemainCo Group as of the Distribution Effective Time by reason of receiving short-term or long-term disability benefits under a Company Employee Benefits Plan, or other approved leave with RemainCo Group, excluding paid-time off, vacation or similar leave (any such employee, an “Approved Leave Employee”), then such Approved Leave Employee shall remain employed by RemainCo Group. Thereafter, a member of the SpinCo Group (or an EOR) shall offer employment (such offer to comply with the requirements of Section 4.4(a)(i) below) to such Approved Leave Employee contingent upon and effective as of the date such Approved Leave Employee returns to active employment with the RemainCo Group, provided, that such date is within twelve (12) months of the Distribution Effective Time, and as of such date, such Approved Leave Employee shall be deemed a Transferred Employee. For any Approved Leave Employee, reference to the “Distribution Effective Time” herein shall be treated as references to the first date and time at which the applicable Approved Leave Employee’s employment commences with a member of the SpinCo Group. For the avoidance of doubt, the SpinCo Group (and any EOR) shall not have any obligation to offer employment to any Approved Leave Employee who does not return to active employment on or before the date that is twelve (12) months after the Distribution Date.

(i) Initial Employment Terms. For a period of twelve (12) months immediately following the Distribution Effective Time (or, if shorter, the date of employment termination of the relevant Transferred Employee), SpinCo shall, or shall cause its Affiliates or EOR to, provide each Transferred Employee with (a) a base salary or hourly wage rate and cash incentive compensation opportunities (excluding equity-based incentive opportunities) that are each no less favorable than such offered to such Transferred Employee immediately prior to the Distribution Effective Time, (b) employee benefits that are substantially comparable in the aggregate to the employee benefits (excluding equity and equity-based compensation or benefits, defined benefit pension benefits, nonqualified deferred compensation and post-employment welfare benefits (collectively, “Excluded Benefits”)) provided to the Transferred Employees immediately prior to the Distribution Effective Time, and (c) a primary work location at the same work location or another location within 50 miles thereof as was the case immediately prior to the Distribution Effective Time.

(ii) Employment Arrangements. SpinCo will assume and honor, or will cause a member of the SpinCo Group or an EOR to assume and honor, the employment and individual agreements set forth on Schedule J (including any severance obligations in respect of a Transferred Employee set forth therein), which Schedule J shall be updated from time to time prior to the Distribution Effective Time to include any employment or individual service provider agreement between any member of the RemainCo Group and individual who becomes a Transferred Employee.

(iii) Vacation and Paid Time Off. On the Distribution Date, the Company shall, or shall cause one of its Affiliates (other than a member of the SpinCo Group) to, pay all Transferred Employees for their accrued, unused vacation and paid time off through the Distribution Effective Time.

(iv) Certain Severance Reimbursements. In the event that a Current Employee at the executive level of any member of the RemainCo Group as of immediately following the Distribution Effective Time resigns from employment with RemainCo or any of its Affiliates (including, after the Effective Time, Parent and its Affiliates) under circumstances entitling such individual to severance payments or benefits or any accelerated payment of any deferred cash, retention, transaction or similar bonus or award (collectively, “Separation Benefits”) and commences employment with SpinCo within 24 months following the Effective Time, SpinCo shall reimburse RemainCo for the aggregate amount of the Separation Benefits within 30 days following such individual’s date of commencement of employment.

(v) Transition Employees. The Parties shall ensure that each employee listed on Schedule K (each such employee, a “Transition Employee”) shall not be a SpinCo Employee as of immediately prior to the Distribution Effective Time. A member of the SpinCo Group shall offer employment to each Transition Employee as of the end of the applicable transition period specified on Schedule K on terms and conditions consistent with this Section 4.4, and shall hire each such Transition Employee who accepts such offer of employment. Each Transition Employee who commences employment with the SpinCo Group shall be deemed a Transferred Employee as of the end of the applicable transition period. No Transition Employee who receives an offer of employment from a member of the SpinCo Group in accordance with this Section 4.4(a)(v) shall be eligible for severance benefits in connection with the termination of such Transition Employee’s employment with the RemainCo Group.

(vi) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the RemainCo Group or any member of the SpinCo Group or an EOR to (A) continue the employment of any individual or permit the return from a leave of absence for any period or (B) change the employment status of any individual from “at-will.”

(b) Benefit Plan Matters.

(i) Transferred Plans. Except as provided otherwise in the Transition Services Agreement, the Parties shall take any and all action as shall be necessary or appropriate such that, effective as of the Distribution Effective Time or as required by applicable Law, (i) the Company and each member of the RemainCo Group, to the extent applicable, shall cease to be a participating employer in any Transferred Plan and (ii) the Transferred Employees shall cease participation under any Company Employee Benefit Plan that is not a Transferred Plan.

(ii) COBRA. SpinCo or its Affiliates shall become responsible for compliance with the health care continuation requirements of COBRA or other similar state Law (and all associated costs and obligations) with respect to any Transferred Employee who incurs a “qualifying event” under COBRA or other similar law on or after the Distribution Effective Time. The Parties agree that neither the Distribution or any transfers of employment from the Company or its Subsidiaries to the SpinCo Group or an EOR that occur as contemplated by this Agreement shall constitute a “qualifying event” for purposes of COBRA.

(iii) Service Credit. SpinCo shall, or shall cause its Affiliates or an EOR to, credit each Transferred Employee with all service credited to such Transferred Employee by RemainCo (or any of RemainCo’s Affiliates which is a predecessor employer of such Transferred Employee) as of the Effective Time for purposes of eligibility, vesting, level of paid time off benefits and future paid time off accruals and for purposes of determining severance amounts, in each case other than (a) as would result in duplication of benefits for the same service period or (b) in connection with any Excluded Benefits. SpinCo shall, for the plan year of each Transferred Employee’s initial participation in welfare benefit plans maintained by SpinCo or its Affiliates (or an EOR) and offered to such Transferred Employee (“SpinCo Benefit Plans”), use reasonable best efforts to (a) waive, or cause to be waived, all pre-existing condition exclusions, evidence of insurability requirements, actively at work requirements, waiting periods and similar requirements under applicable SpinCo Benefit Plans to the same extent such requirements would not have been applicable to or were otherwise satisfied by such Transferred Employee (or the spouse or dependent thereof) prior to the Distribution Effective Time under an analogous Company Employee Benefit Plan, and (b) credit, or cause to be credited to, each Transferred Employee (or the spouse or dependent thereof) with all amounts paid prior to the Distribution Effective Time with respect to any Company Employee Benefit Plan which is a group health benefit plan for purposes of satisfying all applicable deductible, coinsurance, and out-of-pocket requirements under the analogous SpinCo Benefit Plan as if such amounts had been paid with respect to such SpinCo Benefit Plan.

(iv) 401(k). As of the Distribution Effective Time, Transferred Employees shall cease active participation in the Avidity Biosciences 401(k) Plan (the “401(k) Plan”). Prior to the Distribution Effective Time, the Company shall fully vest all employees of the Company and its Affiliates who participate in the 401(k) Plan in their account balances (to the extent not already fully vested).

(v) Establishment of Severance Plan. As of or prior to the Distribution Effective Time, SpinCo may, or may cause the members of the SpinCo Group to, establish the SpinCo Severance Plan (which shall be a Transferred Plan) to be effective with respect to qualifying terminations from the SpinCo Group following the Distribution Effective Time.

(c) Compensation Plans. The SpinCo Annual Incentive Plan shall be established following the Effective Time, depending on the date in which the Effective Time occurs, and shall have terms and opportunities that are comparable to those in effect as of immediately prior to the Effective Time under the corresponding Company Employee Benefit Plan; provided, (i) performance metrics under the SpinCo Annual Incentive Plan shall relate to the SpinCo Business, and (ii) SpinCo may modify the terms of the SpinCo Annual Incentive Plan as it deems necessary and appropriate to comply with applicable Laws.

(i) Generally. Prior to the Distribution, the Company shall take any action as shall be necessary or appropriate to provide that each outstanding Company Stock Option and Company RSU outstanding immediately prior to the Distribution shall remain outstanding following the Distribution and, upon the Effective Time, shall be treated in accordance with the terms of the Merger Agreement.

(ii) Short-Term Incentive Plans. SpinCo shall have full responsibility with respect to any Liabilities and the payment or performance of any obligation arising out of or relating to any 2026 annual cash bonus or other short-term cash incentive plan or program in which Transferred Employees participate (and, for the avoidance of doubt, shall retain responsibility for payment of the bonuses thereunder with respect to the entire 2026 calendar year); it being understood that (A) neither RemainCo nor any member of the RemainCo Group will assume any Liabilities for any annual cash or other short-term cash incentive plan or program maintained or sponsored by SpinCo or its Subsidiaries following the Distribution and (B) neither SpinCo nor any member of the SpinCo Group will assume any Liabilities for any annual cash or other short-term cash incentive plan or program maintained or sponsored by RemainCo or its Subsidiaries following the Distribution (other than as provided for in this Section 4.4(c)(ii) with respect to Transferred Employees).

(iii) Establishment of New Equity Plans; Make Whole Awards. Prior to the Distribution Date, the Company and SpinCo shall cooperate to establish (i) an equity compensation plan (and forms of standard award and Make Whole Award agreements thereunder), which plan and standard award agreements (other than the Make Whole Award agreements) are intended to be substantially similar to the Company’s 2020 Incentive Award Plan (and the forms of award thereunder) and (ii) an employee stock purchase plan intended to comply with the requirements of Section 423 of the Code, which plan is intended to be substantially similar to the Company’s 2020 Employee Stock Purchase Plan. SpinCo shall adopt such plans, and the Company shall approve such plans as SpinCo’s sole shareholder, following the filing of the listing application by SpinCo pursuant to Section 3.6 and prior to the Distribution Effective Time; provided, that, except for the Make Whole Awards, no awards shall be granted under such equity compensation plan and no offering periods shall commence under such employee stock purchase plan prior to the Distribution Effective Time. After such adoption and approval, and prior to the Distribution Effective Time, the Company and SpinCo shall (i) take all steps necessary to register the equity compensation plan under the Securities Act on Securities and Exchange Commission Form S-8 or other appropriate form, (ii) after such registration, grant the Make Whole Awards to all holders of outstanding Company RSUs and Company Stock Options who are current service providers to SpinCo and its Affiliates (including the Company) as of such grant under the equity compensation plan; and (iii) provide evidence reasonably acceptable to Parent that the foregoing in clauses (i) and (ii) have been completed. “Make Whole Award” means an award evidencing the right to receive, for each share of Company Common Stock underlying a Company RSU or Company Stock Option held by the grantee as of the Distribution Record Date (other than the New Hire RSUs or any portion of the 2026 LTI Awards that is unvested as of the Distribution Date, each as defined in the Company Disclosure Letter attached to the Merger Agreement), whether vested or unvested, as of the date the Make Whole Award is granted, that number of shares of

SpinCo Common Stock received per each share of Company Common Stock by holders of Company Common Stock in the Distribution, which Make Whole Award will be settled as soon as practicable after the Distribution Effective Time and for which any tax withholding will be satisfied through a mandatory “sell-to-cover” arrangement established by SpinCo for such purpose. The form of Make Whole Award agreement, and applicable provisions of the equity compensation plan, shall be subject to advance review and approval by Parent (not to be unreasonably withheld, conditioned or delayed).

(d) Individual Arrangements. SpinCo acknowledges and agrees that it shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement entered into between any member of the SpinCo Group and any Transferred Employee.

(e) Visas; Work Permits. If any Transferred Employee requires a visa, work permit or employment pass or other approval for his or her employment to transfer or continue with SpinCo Group (or an EOR) following the Distribution Date, RemainCo shall, prior to the Distribution Date, provide assistance as reasonably requested by SpinCo in connection with ensuring necessary applications are promptly made and securing the necessary visa, permit, pass or other approval effective as of the Distribution Date.

(f) Contingent Labor. Prior to the Distribution Date, RemainCo shall use reasonable best efforts to (i) make individual natural person independent contractors exclusively related to the SpinCo Business and directly engaged by any member of the RemainCo Group available to SpinCo and cooperate in transferring such contractors to SpinCo or its Affiliate, and (ii) make any individual natural person independent contractors related to the both the SpinCo Business and the RemainCo Business and directly engaged by any member of the RemainCo Group available to SpinCo for the purpose of such contractors entering into arrangements with SpinCo or its Affiliate, provided, that any such arrangement does not interfere with such individual natural person independent contractor’s provision of services to the RemainCo Group. Prior to the Distribution Date, RemainCo shall (i) provide to SpinCo contact information for third-party service providers providing contingent personnel exclusively to the SpinCo Business and reasonably cooperate in identifying and transferring such contingent workforce to the extent requested by SpinCo, and (ii) provide to SpinCo contact information for third-party service providers providing contingent personnel related to both the SpinCo Business and the RemainCo Business for the purpose of such third-party service providers entering into arrangements with SpinCo or its Affiliate, provided, that any such arrangement does not interfere with such contingent personnel’s provision of services to the RemainCo Group.

(g) Cooperation; Personnel Records; Data Sharing. At all times following the Distribution Effective Time, the Parties shall, or shall cause any member of their respective Groups to, cooperate in good faith as reasonably necessary to facilitate the administration of the Transferred Plans, as applicable, and the resolution of related employee benefit claims, including with respect to the provision of employee-level information necessary for the other Party to manage, administer, finance and file required reports with respect to such administration. The Parties shall, or shall cause any member of their respective Groups to, use reasonable best efforts to provide each other such records and information as reasonably necessary or appropriate to carry out their obligations under applicable Law, this Agreement, or for the purposes of administering the Transferred Plans, as applicable, as soon as reasonably practicable after the Distribution Effective Time or upon prior written request by the other Party. All information and records regarding employment and personnel matters of Transferred Employees shall be accessed, retained, held, used, copied and transmitted after the Distribution Date by the Parties in accordance with all applicable Laws relating to the collection, storage, retention, use, transmittal, disclosure and destruction of such records.

(h) Director Obligations. The Company shall retain responsibility for the payment of any cash fees payable in respect of service on the Company Board that are payable but not yet paid as of the Distribution (which amounts, for the avoidance of doubt, shall be calculated on a pro-rated basis to reflect the period of service through the Distribution Date), and SpinCo shall have no responsibility for any such payments.

(i) Confidentiality and Other Restrictive Covenant Agreements. The Company agrees that, following the Distribution Effective Time, the Company shall not, and shall cause its Affiliates to not, seek to enforce the terms of any Avidity Employee Invention Assignment and Confidentiality Agreement between any member of the RemainCo Group and a Transferred Employee (collectively, “RCAs”) with respect to any such Transferred Employee’s right to be employed by or provide services to the SpinCo Group; provided that nothing in this Section 4.4(i) shall require the Company to, or to cause any of its Affiliates to, waive, or shall be deemed to relieve any Transferred Employee from, any (i) any obligations of confidentiality or nonuse of the Company’s Confidential Information (except with respect to the use and disclosure of Confidential Information to the extent related to the SpinCo Business in connection with the SpinCo Business or as otherwise permitted by this Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement), (ii) obligations not to solicit any employees of the Company or its Subsidiaries who SpinCo is not permitted to solicit under Section 4.6, or (iii) invention assignment provisions with respect to the RemainCo Business. In addition, to the extent any SpinCo Employee breaches or threatens to breach an RCA in a manner that is harmful to the SpinCo Business following the Distribution Effective Time, the Company agrees that if the Company or its applicable Affiliates does not enforce such RCA against such SpinCo Employee, it shall, and shall cause its applicable Affiliate to, assign the right, but not the obligation, for SpinCo or any member of the SpinCo Group to enforce such SpinCo Employee’s RCAs with respect to such breach or threatened breach.

(j) Workers Compensation. SpinCo shall be responsible for all claims for workers compensation benefits that are incurred on or after the Distribution Effective Time by any Transferred Employee and RemainCo Group shall be responsible for all claims for workers compensation benefits that are incurred prior to the Distribution Effective Time by any of the Current Employees of the Company or any of its Affiliates; provided that if a Workers Compensation Event (as defined below) occurs over a period both preceding and following the Distribution Effective Time, the claim shall be the joint responsibility and liability of SpinCo and the RemainCo Group and shall be equitably apportioned between SpinCo and the RemainCo Group based upon the relative periods of time that the Workers Compensation Event transpired preceding and following the Distribution Effective Time. A claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim (the “Workers Compensation Event”) occurs.

(k) No Third Party Beneficiaries. No provision of this Agreement shall be construed to create any third-party right to any Person, including compensation or benefits on the part of any Current Employee or other future, present, or former employee of any member of the SpinCo Group or RemainCo Group under any Company Employee Benefit Plan, Transferred Plan or otherwise. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns. No provision in this Agreement shall modify or amend any other agreement, plan, program, or document. Nothing in this Agreement is intended to confer upon any Current Employee or former employee or service provider of SpinCo, the Company or either of their respective Subsidiaries or Affiliates (or an EOR) any right to continued employment or service, or any recall or similar rights to an individual on layoff or any type of approved leave.

SECTION 4.5  Release of Liens. The Company shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any SpinCo Asset that serves as collateral or security for any Liability of any member of the RemainCo Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) prior to the Distribution. If any such Lien is not so Discharged prior to the Distribution, the Company shall, at its sole cost and expense, use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter. Any loss of, or Liabilities resulting from restrictions on the use of, the underlying asset arising from the failure of any such Lien to be Discharged shall constitute a RemainCo Liability.

SECTION 4.6  No Solicit. None of RemainCo, SpinCo or any member of their respective Groups shall, for a period of [***] from the Effective Time, without the prior written consent of the other Party, directly or indirectly, recruit or solicit, any person who is an employee of the other Party or its Subsidiaries or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 4.6 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or any hiring as a result thereof, (ii) the prohibitions of this Section 4.6 shall not apply with respect to employees who have been terminated by a Party or its Subsidiaries or who have not been employed by a Party or its Subsidiaries for at least 180 days, and (iii) nothing in this Section 4.6 shall be deemed to prohibit any member of the SpinCo Group from offering employment to a Transition Employee in accordance with Section 4.4(a)(v). The Parties agree that irreparable damage may occur in the event that the provisions of this Section 4.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 4.7  Insurance Matters.

(a) From and after the Effective Time, with respect to any Losses, damages and Liabilities incurred by any member of the SpinCo Group arising out of or resulting from an occurrence or any actual or alleged act, omission, breach or error that took place prior to the Effective Time, RemainCo will provide SpinCo with access to, and SpinCo may, upon ten (10) Business Days’ prior written notice to RemainCo, make claims under, the Company’s historical policies of insurance, but solely to the extent that such policies provided coverage for such members of the SpinCo Group prior to the Effective Time; provided, that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses, and shall be subject to the following additional conditions:

(i) SpinCo shall report any claim in writing to RemainCo, as promptly as is reasonably practicable, and in any event in sufficient time so that such claim may be made and managed by RemainCo in accordance with the Transition Services Agreement and RemainCo’s claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by the Company to SpinCo in writing);

(ii) SpinCo and the members of the SpinCo Group shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for), and shall indemnify, hold harmless and reimburse the Company and the members of the RemainCo Group for, any deductibles, self-insured retentions, fees and expenses of any kind to the extent resulting from any access to, or any claims made by SpinCo or any other members of the SpinCo Group under any insurance provided pursuant to this Section 4.7(a), including any indemnification payments under Article V, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by members of the SpinCo Group, its employees or Third Parties; and

(iii) SpinCo shall solely bear and be liable for (and neither the Company nor any members of the RemainCo Group shall have any obligation to repay or reimburse SpinCo or any member of the SpinCo Group for) all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by SpinCo or any member of the SpinCo Group under the policies as provided for in this Section 4.7(a). In the event an insurance policy aggregate limit is exhausted, or believed likely to be exhausted, due to noticed claims, the SpinCo Group, on the one hand, and the RemainCo Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, if any, based upon the Losses of such Group submitted to the Company’s insurance carrier(s) (including any submissions prior to the Effective Time). To the extent that the RemainCo Group or the SpinCo Group is allocated more than its pro rata portion of such premium due to the timing of Losses submitted to the Company’s insurance carrier(s), the other Party shall promptly pay the first Party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium. Subject to the following sentence, the Company may elect not to reinstate the policy aggregate limit. In the event that, at any time prior to the Effective Time, the Company elects not to reinstate the policy aggregate limit, it shall provide prompt written notice to SpinCo, and SpinCo may direct the Company in writing to, and the Company shall, in such case, reinstate the policy aggregate limit; provided, that SpinCo shall be responsible for all reinstatement premiums and other costs associated with such reinstatement.

(b) Except as provided in Section 4.7(a), from and after the Effective Time, neither SpinCo nor any member of the SpinCo Group shall have any rights to or under any of the insurance policies of the Company or any other member of the RemainCo Group. At the Effective Time, SpinCo shall, unless it has obtained the prior written consent of the Company, have in effect all insurance programs obligations required to comply with SpinCo’s contractual obligations and such other insurance policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to SpinCo’s. Such insurance programs may include but are not limited to general liability, commercial auto liability, worker’s compensation, employer’s liability, product/completed operations liability, pollution legal liability, surety bonds, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability, fiduciary liability and cyber liability.

(c) Neither SpinCo nor any member of the SpinCo Group, in connection with making a claim under any insurance policy of the Company or any member of the RemainCo Group pursuant to this Section 4.7, shall take any action that would be reasonably likely to: (i) have an adverse impact on the then-current relationship between the Company or any member of the RemainCo Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating, conditioning, or reducing coverage, or increasing the amount of any premium owed by the Company or any member of the RemainCo Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of the Company or any member of the RemainCo Group under the applicable insurance policy.

(d) All payments and reimbursements by SpinCo pursuant to this Section 4.7 will be made within thirty (30) days after SpinCo’s receipt of an invoice therefor from the Company. If the Company incurs costs to enforce SpinCo’s obligations herein, SpinCo agrees to indemnify and hold harmless the Company for such enforcement costs, including reasonable, documented attorneys’ fees. The Company shall retain the exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any SpinCo Liabilities or claims SpinCo has made or could make in the future, and no member of the SpinCo Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with the Company’s insurers with respect to any of the Company’s insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs. SpinCo shall cooperate with the Company and share such information as is reasonably necessary in order to permit the Company to manage and conduct its insurance matters as it deems appropriate, including with respect to (i) any claims made pursuant to Section 4.7(a) and the management thereof, (ii) any policy premium adjustments with respect to the Company’s historical policies of insurance, in each case to the extent that such policies provided coverage for members of the SpinCo Group prior to the Effective Time, and (iii) the release of any and all Company surety bonding obligations to the extent related to any such insurance policies described in clause (ii). Neither the Company nor any of the members of the RemainCo Group shall have any obligation to secure extended reporting for any claims under any insurance policies of the Company or any member of the RemainCo Group for any acts or omissions by any member of the SpinCo Group incurred prior to Effective Time.

(e) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of any member of the RemainCo Group in respect of any insurance policy or any other Contract or policy of insurance.

(f) SpinCo does hereby, for itself and each other member of the SpinCo Group, agree that no member of the RemainCo Group shall have any Liability whatsoever as a result of the insurance policies and practices of the Company and the members of the RemainCo Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

SECTION 4.8  Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.3, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) reasonable best efforts, at and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement, the License Agreement, the Transition Services Agreement and the Occupancy License Agreement.

(b) Without limiting the foregoing, from and after the Distribution Effective Time, each Party shall cooperate with the other Party, subject to Section 2.3, to execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment, Transfer or title, and to make all filings with, and to obtain all consents or approvals of, and provide any notices to, any Governmental Authority or other Person under any permit, license, Contract, agreement, indenture or other instrument, and to take all such other actions as such Party may reasonably be requested to be taken by the other Party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, subject to Section 2.3, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party, free and clear of any Liens, other than any Permitted Liens.

(c) At or prior to the Distribution Effective Time, the Company and SpinCo in their respective capacities as stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or appropriate to be taken by the Company, SpinCo or any of the members of their respective Groups, as the case may be, to the extent necessary to effectuate the transactions contemplated by this Agreement, the License Agreement, the Transition Services Agreement and the Occupancy License Agreement.

(d) At or prior to the Distribution Effective Time, each of the Company and SpinCo shall enter into, or (where applicable) shall cause a member or members of their respective Group (as applicable) to enter into any Contracts in respect of the Distribution necessary to effectuate the transactions contemplated by this Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement.

SECTION 4.9  Technology Transfer. Subject to the License Agreement, as soon as reasonably practicable, but in no event later than nine (9) months following the Distribution Effective Time, the Company, together with RemainCo Group, shall complete or cause to be completed, the transfer to SpinCo and the SpinCo Group all tangible embodiments of the SpinCo Assets, including all trade secrets, know-how and any other confidential or proprietary information that constitutes, embodies or is otherwise included in the SpinCo Intellectual Property, in accordance with the provisions thereof.

SECTION 4.10  Permitted Third Party Sale. If a definitive agreement is entered into by the Company for a Permitted Third Party Sale and such sale is subsequently consummated, then, from and after such Sale, notwithstanding anything to the contrary in this Agreement:

(a) References to the Distribution shall be deemed to be references to the Sale, including for purposes of the Distribution Date and Distribution Effective Time.

(b) (i) The obligations under Section 5.9 and Section 5.7(c) shall no longer apply to the Company, SpinCo or any of their respective Affiliates; (ii) Section 5.7(f) shall apply to the Company, SpinCo or any of their respective Affiliates only for the relevant taxable periods (or portions thereof) ending on or prior to the date of the Permitted Third Party Sale; and (iii) for purposes of Section 5.6(b), Company Indemnified Taxes and SpinCo Indemnified Taxes shall be determined on a separate return basis, and not on a Consolidated Return basis, unless the Company has made an election to file a Consolidated Return that includes SpinCo.

(c) The obligations set forth in Article III, including the Distribution of SpinCo by the Company to its stockholders, shall cease to apply.

SECTION 4.11  No Amendments to Third Party Agreements. The Company, SpinCo or any of their Affiliates or successors shall not, without the prior written consent of Parent, terminate, modify or amend, or waive, release or assign any rights, obligations or claims under the Third Party Agreements, in any manner reasonably expected to adversely affect the RemainCo Business or RemainCo’s or Parent’s rights in connection therewith or related thereto. To the extent that the Company, SpinCo or any of their Affiliates or successors, as applicable, determines that a modification or amendment thereto is reasonably required, the Company, SpinCo or the applicable Affiliate or successor, as applicable, shall (a) promptly deliver to Parent a written notice describing in reasonable detail the scope, terms, and conditions of the proposed modification or amendment and requesting Parent’s consent thereto, and (b) consult with Parent in good faith and consider Parent’s views and comments with respect to such modification or amendment.

SECTION 4.12  Data and Materials Separation.

(a) As promptly as practicable (and, in any event, no later than 20 Business Days) after the date hereof, the Company, SpinCo and Parent shall use reasonable best efforts to agree upon a data and materials separation plan (the “Data and Materials Separation Plan”), pursuant to which the Parties and Parent shall (i) jointly review and determine which of the data, books, records, files, work papers, laboratory notebooks or other documents (whether in tangible or electronic form, but excluding the Commingled Contracts, which are addressed in Section 2.2(b)), inventories and biological or research materials (including mouse models, antibody libraries, samples, clones, cell lines and assays), whether in possession of the Company, SpinCo or a Third Party, included within the RemainCo Assets or the SpinCo Assets are (A) exclusively related to the RemainCo Business, (B) exclusively related to the SpinCo Business or (C) related to both the RemainCo Business and the SpinCo Business (the assets described in this clause (C), the “Commingled Assets”) and (ii) with respect to the Commingled Assets, determine each of RemainCo’s and SpinCo’s respective possession of, and rights of access to, such Commingled Assets (which will include the determination of appropriate redactions to ensure that each Party does not have access to data, information or such assets to the extent related to the other Party’s Business). The Data and Materials Separation Plan will provide that, in the event of any disagreement regarding the determinations in accordance with the foregoing clause (i) or (ii), the Parties and Parent would engage one or more independent Third Parties (as designated in the Data and Materials Separation Plan) to resolve such disagreements. RemainCo shall retain possession of each Commingled Asset from and after completion of the Pre-Closing Reorganization unless and until the Parties and Parent determine, pursuant to the Data and Materials Separation Plan, that SpinCo should possess such Commingled Asset, at which time the Data and Materials Separation Plan will provide for RemainCo to furnish SpinCo with a copy or portion of any such Commingled Asset (which may, in the case of documents, be redacted or, in the case of other assets, separated, to the extent related to the RemainCo Business in accordance with the Data and Materials Separation Plan).

(b) The Parties and Parent shall use their respective reasonable best efforts to (i) implement the actions set forth in the Data and Materials Separation Plan prior to the Distribution Effective Time (or, in the case of SpinCo Assets delivered pursuant to Section 4.9, as promptly as practicable following the date of delivery of such assets) and (ii) from and after the Distribution Effective Time, comply with the requirements under the Data and Materials Separation Plan with respect to the maintenance of Commingled Assets that by their nature cannot be fully disentangled. The Commingled Assets, (x) to the extent related to the RemainCo Business, shall constitute Confidential Information of the Company and (y) to the extent related to the SpinCo Business, shall constitute Confidential Information of SpinCo.

ARTICLE V

INDEMNIFICATION; RELEASE

SECTION 5.1  Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 5.1(b), (ii) as may be otherwise expressly provided in this Agreement, the Merger Agreement, the License Agreement or in the Transition Services Agreement or the Occupancy License Agreement, and (iii) for any matter for which any Indemnified Party is entitled to indemnification pursuant to this Article V, each Party (A) on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Distribution, and at the time of the Distribution shall, remise, release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Distribution were stockholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Pre-Closing Reorganization, Distribution or any of the other transactions contemplated hereunder, under the License Agreement, under the Transition Services Agreement and under the Occupancy License Agreement and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Proceeding or claim against any member of the other Group in respect of such Liabilities. Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness.

(b) Nothing contained in Section 5.1(a) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, or Parent or its Affiliates, to enforce this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement, the Occupancy License Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 5.1(a) shall release any Person from:

(i) any Liability assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement including (A) with respect to the Company or any of its Affiliates, any RemainCo Liability and (B) with respect to SpinCo or any of its Affiliates, any SpinCo Liability;

(ii) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by a member of one Group or its Affiliates at the request or on behalf of a member of the other Group or its Affiliates;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (or a member of such Party’s or Parties’ Group or any of their respective Affiliates), on the one hand, and the other Party (or a member of such other Party’s Group or any of their respective Affiliates), on the other hand;

(iv) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement, the Merger Agreement, the, License Agreement, Transition Services Agreement, the Occupancy License Agreement or otherwise for claims brought against the Parties by other Persons, which Liability shall be governed by the provisions of this Article V and, if applicable, the appropriate provisions of the Merger Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement; and

(v) any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a); provided, that the Parties agree not to bring any Proceeding or permit any other member of their respective Group to bring any Proceeding against a Person released in Section 5.1(a) with respect to such Liability.

(c) Nothing contained in Section 5.1(a) shall release the Company from indemnifying any director, officer or employee of SpinCo who was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time or the Effective Time, as the case may be, solely in their respective capacities with respect to the Company or its Affiliates prior to the Distribution Effective Time or Effective Time, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to then-existing obligations; it being understood that if the underlying obligation giving rise to such Proceeding is a SpinCo Liability (other than any Proceeding arising out of the Merger), SpinCo shall indemnify the Company and its Affiliates for such Liability (including the Company’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article V. Nothing contained in Section 5.1(a) shall release any person who is or was a director, officer or employee of the Company or any of its Affiliates prior to the Distribution Effective Time or the Effective Time, as the case may be, solely in their respective capacities with respect to the Company or its Affiliates prior to the Distribution Effective Time or Effective Time, as the case may be, solely to the extent such director, officer or employee is not entitled to be indemnified by the Company or its applicable Affiliate for such Liability under Delaware Law or the Company’s or such applicable Affiliate’s organizational documents.

(d) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Proceeding asserting any claim or demand, including any claim of contribution or any indemnification, against the other Party or any member of the other Party’s Group, or any other Person released pursuant to Section 5.1(a), with respect to any Liabilities released pursuant to Section 5.1(a).

(e) It is the intent of each Party, by virtue of, and in accordance with, the provisions of this Section 5.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among either Party (or a member of such Party’s Group), on the one hand, and the other Party (or a member of such other Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of the other Party, each Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

(f) Each of RemainCo and SpinCo, each on behalf of itself and its Subsidiaries, hereby waives any claims, rights of termination and any other rights under any Contract by and between or among any member of the RemainCo Group or the SpinCo Group, related to or arising out of the Distribution (including with respect to any “change of control” or similar provision or from any Party no longer being an Affiliate of the other Party, and agrees that any change in rights or obligations that would automatically be effective as a result thereof be deemed amended to no longer apply).

SECTION 5.2  Indemnification by the Company. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, the Company agrees to indemnify, defend and hold harmless the SpinCo Indemnitees from and against any and all Losses of the SpinCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the RemainCo Liabilities, (ii) the failure of the Company or any other member of the RemainCo Group or any other Person to pay, perform or otherwise promptly discharge any RemainCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the RemainCo Group of this Agreement, (iv) except to the extent it relates to SpinCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by RemainCo or any of its Affiliates for the benefit of SpinCo or any of its Affiliates that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information supplied by Parent or Merger Sub in writing expressly for inclusion in the Spin-Off Registration Statement, the related Information Statement or the Proxy Statement (including any amendments or supplements), or any other filings with the SEC made in connection with the transactions contemplated by this Agreement, (vi) any Liabilities of the SpinCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of the Company, in their capacity as such, in connection with the Distribution, except to the extent relating to, arising out of or resulting from existing agreements between such holders and any SpinCo Indemnitees, and (vii) any Company Indemnified Taxes. This Section 5.2 shall apply with respect to any Taxes solely to the extent such Taxes constitute Company Indemnified Taxes and in no event shall the Company be required to indemnify, defend and hold the SpinCo Indemnitees harmless from and against any and all Losses to the extent such Losses relate to Taxes that are not Company Indemnified Taxes.

SECTION 5.3  Indemnification by SpinCo. Except as otherwise specifically set forth in any provision of this Agreement, from and after the Distribution Date, SpinCo agrees to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses of the RemainCo Indemnitees to the extent arising out of, by reason of or otherwise in connection with (i) the SpinCo Liabilities; provided, that SpinCo shall have no obligation to indemnify the RemainCo Indemnitees to the extent any Losses incurred by SpinCo result from RemainCo’s breach of any obligation to SpinCo under the License Agreement and to the extent such breach either constitutes or causes a breach by SpinCo under the Third Party Agreement identified in Section 1.1(a)(1) of the Company Disclosure Letter to the Merger Agreement, (ii) the failure of SpinCo or any other member of the SpinCo Group or any other Person to pay, perform or otherwise promptly discharge any SpinCo Liabilities, whether prior to, at or after the Distribution Effective Time, (iii) any breach by any member of the SpinCo Group of this Agreement, (iv) except to the extent it relates to RemainCo Liabilities, any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding to the extent discharged or performed by SpinCo or any of its Affiliates for the benefit of RemainCo or any of its Affiliates that survives the Distribution Effective Time, (v) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Spin-Off Registration Statement, the related Information Statement or the Proxy Statement (including any amendments or supplements) or any other filings with the SEC made in connection with the transactions contemplated by this Agreement (but excluding any such Liabilities to the extent relating to information supplied by Parent or Merger Sub in writing expressly for inclusion in the Spin-Off Registration Statement, the related Information Statement, the Proxy Statement or such other filings), (vi) any Liabilities of the RemainCo Indemnitees relating to, arising out of or resulting from claims by any holders of common stock of SpinCo, in their capacity as such, in connection with the Distribution, (vii) any Liabilities of the RemainCo Indemnitees incurred in connection with RemainCo’s performance of the services described in Section D of Schedule B to the Transition Services Agreement (including any Liabilities arising under non-cancellable commitments pursuant to the CMO Agreements, including related statements of work, used in connection with the provision of such services), except to the extent of any Liability of RemainCo under Section 6.2 of the Transition Services Agreement in connection with RemainCo’s performance of such services; and (viii) any SpinCo Indemnified Taxes. This Section 5.3 shall apply with respect to any Taxes solely to the extent such Taxes constitute SpinCo Indemnified Taxes and in no event shall SpinCo be required to indemnify, defend and hold harmless the RemainCo Indemnitees from and against any and all Losses to the extent such Losses relate to Taxes that are not SpinCo Indemnified Taxes. Notwithstanding anything to the contrary herein, in no event shall SpinCo be required to indemnify, defend or hold harmless the RemainCo Indemnitees from and against any Losses to the extent such Losses relate to the matters set forth in Section 1.1(a)(i) of the Company Disclosure Letter to the Merger Agreement.

SECTION 5.4  Claims.

(a) If a claim or demand is made by a Third Party (a “Third Party Claim”) against a SpinCo Indemnitee or a RemainCo Indemnitee (each, an “Indemnified Party”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall notify the Party which is or may be required pursuant to Section 5.2 or Section 5.3 to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail (a “Claim Notice”). The Claim Notice shall be given promptly after the Indemnified Party becomes aware of the facts indicating that a claim for indemnification may be warranted and shall state in reasonable detail (to the extent known) the nature and amount of the claim. The failure of the Indemnified Party to promptly deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article V, except to the extent that the Indemnifying Party is actually and materially prejudiced by the failure to give such Claim Notice.

(b) If a Claim Notice relates to a Third Party Claim, the Indemnifying Party may, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, assume the defense and investigation of such Third Party Claim; provided, that the Indemnified Party shall be (i) entitled to participate in any such defense with counsel of its own choice at its own expense and (ii) entitled to participate in any such defense with counsel of its own choice at the expense of the Indemnifying Party if representation of both Parties by the same counsel creates a conflict of interest under applicable standards of professional conduct; provided, further, that, notwithstanding the foregoing clauses (i) and (ii), if any RemainCo Indemnitee asserts a claim under Section 5.3(v), the applicable Indemnified Parties shall be entitled to participate in any defense of such claim with counsel of their own choice at the expense of the Indemnifying Party. In any event, if the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Proceeding within thirty (30) days after receiving a Claim Notice with respect to the Third Party Claim, the Indemnified Party may assume such defense, and the fees and expenses of its attorneys will be covered by the indemnity provided for in this Article V. The Indemnifying Party shall not, without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any pending or threatened Third Party Claim in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) or consent to the entry of any judgment (i) which does not, to the extent that an Indemnified Party may have any Liability with respect to such Proceeding, include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all Liability in respect of such Third Party Claim, (ii) which includes any statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party or (iii) in any manner that involves any injunctive relief against the Indemnified Party or that may materially and adversely affect the Indemnified Party. The Indemnified Party may not compromise or settle any pending or threatened Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless the sole relief granted is equitable relief for which the Indemnifying Party would have no Liability or to which the Indemnifying Party would not be subject.

(c) The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim. In connection with any fact, matter, event or circumstance that may give rise to a claim against an Indemnifying Party under this Agreement, and in addition to the obligations of the Parties in ARTICLE VI, the Indemnified Party shall: (i) preserve all material evidence relevant to the claim; (ii) allow the Indemnifying Party’s Representatives to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; and (iii) disclose (at its own expense) to the Indemnifying Party and its Representatives all material of which it is aware which relates to the claim and provide all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Party or its Representatives may reasonably request, subject to the Indemnifying Party or its Representatives agreeing in such form as the Indemnified Party may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.

(d) Except in the case of intentional fraud and as otherwise provided in this Agreement, the rights and remedies under this Article V are exclusive and in lieu of any and all other rights and remedies that any Party may have against any other Party or any failure to perform any covenant or agreement set forth in this Agreement. Each Party expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other Party, or their respective Affiliates, respectively, now or in the future under any Law with respect to the transactions contemplated by this Agreement. The remedies expressly provided in this Agreement shall constitute the sole and exclusive basis for and means of recourse between the Parties with respect to transactions contemplated by this Agreement.

SECTION 5.5  Limitation of Liability; Mitigation.

(a) No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement, License Agreement, the Transition Services Agreement or the Occupancy License Agreement or under any other Contract, agreement, arrangement or understanding.

(b) Each Indemnified Party shall use reasonable best efforts to pursue all legal rights and remedies available to mitigate and minimize any Losses in respect of which such Indemnified Party is entitled to recover from an Indemnifying Party pursuant to this Article V promptly upon becoming aware of any event or circumstance that could reasonably be expected to constitute or give rise to such Losses; provided, that such efforts in respect of Taxes shall not be required to the extent such efforts give rise to a greater than de minimis cost to the Indemnified Party.

(c) Any indemnity payment made by a Party to the other Party pursuant to this Article V in respect of a Loss shall be net of an amount equal to (i) any insurance proceeds actually received and any other amounts actually recovered from Third Parties (whether by payment, discount, credit, relief, insurance, reductions in Tax or otherwise) by the Indemnified Party or an Affiliate in respect of such claim, less (ii) any related costs and expenses of such receipt or recovery, including the aggregate cost of pursuing any related insurance claims and any Taxes. If the Indemnified Party or an Affiliate receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party or its Affiliate, net of expenses incurred by such Indemnified Party in collecting such amount.

(d) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto solely by virtue of the indemnification provisions of this Agreement. The Indemnified Party shall use reasonable best efforts to seek to collect or recover any Third Party insurance proceeds or other indemnification, contribution or similar payments to which the Indemnified Party is entitled in connection with any Liability for which the Indemnified Party seeks indemnification pursuant to this Article V; provided, that the Indemnified Party’s ability or inability to collect or recover any such insurance proceeds shall not limit the Indemnifying Party’s obligations under this Agreement.

(e) The amount of any claim by an Indemnified Party under this Agreement (i) shall be reduced to reflect any actual Tax savings (for the avoidance of doubt, determined taking into account the corresponding effect on the U.S. federal (and applicable state and local) tax basis of the assets of the Indemnified Party) received by any Indemnified Party that result from the Losses that gave rise to such indemnity and (ii) shall be increased by an amount equal to any Tax cost incurred by any Indemnified Party that results from receipt of payments under this Article V.

SECTION 5.6  Liability for Taxes.

(a) Other than as provided under Section 5.2, Section 5.3, Section 5.6(b), and Section 5.6(c), each Party is responsible for its own Taxes as imposed under applicable Law, and no indemnification shall be provided under this Agreement by either Party with respect to Taxes.

(b) The Company shall be liable for any Company Indemnified Taxes and SpinCo shall be liable for any SpinCo Indemnified Taxes.

(c) The Company and SpinCo each hereby agree, any transfer, excise, sales, use, value added, stamp, documentary, filing, recordation taxes and other similar Taxes, fees and charges (including real property transfer taxes) incurred in connection with this Agreement and the transaction contemplated hereby, together with any interest, penalties or additions with respect thereto (“Transfer Taxes”) shall be split equally between the Company and SpinCo. The Parties agree to cooperate to minimize or eliminate any Transfer Taxes. The Party legally required to do so shall file all necessary Tax Returns and other documentation with respect to any Transfer Taxes and pay any such Transfer Taxes to the applicable Governmental Authority, and the other Parties shall cooperate in connection with the filing of such Tax Returns.

SECTION 5.7  Tax Returns.

(a) The Company shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns of the Company (including any Tax Returns filed on a consolidated, combined, unitary or similar basis which the Company is responsible to file) for the Pre-Distribution Tax Period (such Tax Returns, “Company Prepared Returns”). Unless otherwise required by Law, all Company Prepared Returns shall be prepared in a manner consistent with prior practice of preparing the relevant Tax Return and the Intended Tax Treatment, provided that the Company may in its sole discretion make any election under Section 174 of the Code (including as amended by the One Big Beautiful Bill Act of 2025) or Section 174A of the Code regardless of whether such election would be consistent with prior practice. To the extent any Company Prepared Return is reasonably expected to result in SpinCo becoming responsible for a payment of Taxes pursuant to Section 5.6(b), the Company shall submit such Company Prepared Return to SpinCo at least fifteen (15) days (or, in the case of any such Tax Return due within fifteen (15) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for SpinCo’s review, and the Company shall consider in good faith any reasonable comments proposed by SpinCo within fifteen (15) days of its receipt of such Company Prepared Return.

(b) SpinCo shall prepare (or cause to be prepared) and timely file (or cause to be filed) all Tax Returns of SpinCo or any of its Subsidiaries for the Pre-Distribution Tax Period and are required to filed after the Pre-Closing Reorganization, other than Company Prepared Returns (such Tax Returns to be filed by SpinCo, “SpinCo Prepared Returns”). Unless otherwise required by Law, all SpinCo Prepared Returns shall be prepared in a manner consistent with prior Tax Returns and the Intended Tax Treatment. To the extent any SpinCo Prepared Return is reasonably expected to result in the Company becoming responsible for a payment of Taxes pursuant to Section 5.6(b), SpinCo shall submit such SpinCo Prepared Return to the Company at least fifteen (15) days (or, in the case of any such Tax Return due within fifteen (15) days of the Distribution Date, as soon as reasonably practicable) prior to the due date (taking into account any extensions of the time to file) for the Company’s review, and SpinCo shall consider in good faith any reasonable comments proposed by the Company.

(c) The Parties (together with such Parties’ respective Affiliates) shall not take any position on any Tax Return or in connection with any Tax Contest with respect to any Tax Return that is inconsistent with the Intended Tax Treatment or, if applicable, Section 5.9 unless and until there has been a final determination within the meaning of Section 1313 of the Code (or any similar state, local or non-U.S. law) (“Final Determination”) or if required as a result of a change of applicable Law after the date hereof.

(d) A Party or its Subsidiary that is entitled to file an amended Tax Return for a Pre-Distribution Tax Period shall be permitted to prepare and file an amended Tax Return at its own cost and expense; provided, however, that (i) such amended Tax Return shall be prepared in a manner consistent with the past practice of the Parties and their Affiliates unless otherwise modified by a Final Determination or otherwise required by applicable Law; and (ii) if such amended Tax Return is reasonably expected to result in the other Party becoming responsible for a payment of Taxes shown thereon or pursuant to Section 5.6, such Party shall file such amended Tax Return only if the prior written consent of the respective other Party has been obtained, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Each Party shall be entitled to refunds (including any similar credit or offset of Taxes) that relate to Taxes for which it is liable hereunder in accordance with Section 5.6, net of any reduction for reasonable costs and additional Taxes in connection thereto.

(f) The Company shall use reasonable best efforts to file U.S. federal income Tax Returns as the common parent on a consolidated basis under Section 1502 of the Code and the Treasury Regulations thereunder, and any similar state or local income Tax Returns (each, a “Consolidated Return”) that include SpinCo and each of its Subsidiaries as may be filed under applicable state or local Law, for the taxable periods during which SpinCo is a Subsidiary of the Company and an affiliate of the Company for purposes of Section 1502 and the Treasury Regulations thereunder. SpinCo and each of its Subsidiaries, as applicable, will consent to join in the filing of any Consolidated Return filed by the Company and shall designate the Company as its agent for the purpose of taking any and all action necessary or incidental to such filing, including providing the Company with any and all reasonable information and consents as may be required and taking any and all other action as the Company may reasonably request that is necessary or useful for the filing of such Consolidated Return.

SECTION 5.8  Tax Contests.

(a) The Parties shall notify each other within twenty (20) Business Days after receipt by it or any of its Affiliates of written notice of any pending U.S. federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to any Company Indemnified Taxes or SpinCo Indemnified Taxes for which the other Party could be responsible hereunder (a “Tax Claim”); provided, however, that the failure to give such notice shall not relieve the Parties of any of its obligations under this Section 5.8, except to the extent that the other Party is actually and materially prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from any Governmental Authority.

(b) The Company will have the right to control, at its own expense, any Tax Claim that relates to a Company Prepared Return (a “Company Controlled Claim”); provided, however, that to the extent that such Company Controlled Claim could reasonably be expected to result in SpinCo becoming responsible for a payment pursuant to Section 5.6(b) or otherwise increase any tax liability of SpinCo for any tax period beginning after the Distribution Date, the Company shall (i) keep SpinCo reasonably informed of material developments with respect to such Company Controlled Claim, (ii) consult with SpinCo before taking any significant or material action in connection with such Company Controlled Claim and (iii) to the extent such Company Controlled Claim is reasonably expected to result in SpinCo becoming responsible for any SpinCo Indemnified Taxes, not settle, compromise or abandon any such Company Controlled Claim without obtaining the prior written consent of SpinCo (such consent not to be unreasonably withheld, conditioned or delayed).

(c) SpinCo will have the right to control, at its own expense, any Tax Claim that relates to a SpinCo Prepared Return (a “SpinCo Controlled Claim”); provided, however, that to the extent such Company Controlled Claim could reasonably be expected to result in the Company becoming responsible for a payment pursuant to Section 5.6(b), SpinCo shall (i) keep the Company reasonably informed of material developments with respect to such SpinCo Controlled Claim, (ii) consult with the Company before taking any significant or material action in connection with such SpinCo Controlled Claim and (iii) to the extent such SpinCo Controlled Claim is reasonably expected to result in Company Indemnified Taxes, not settle, compromise or abandon any such SpinCo Controlled Claim without obtaining the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Notwithstanding the provisions of Section 5.4(a) and Section 5.4(b) (Claims), the provisions of this Section 5.8 shall exclusively control with respect to any Tax Claim.

(e) Except for the provisions of Section 5.6 and foregoing provisions of this Section 5.8, any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority, but excluding (i) customary commercial Contracts the primary purpose of which is not Taxes and (ii) any agreements or arrangements solely between SpinCo and SpinCo Subsidiaries) to which SpinCo or any of its Subsidiaries is a party or otherwise subject shall be terminated as of the Distribution Date and after the Distribution Date neither of SpinCo nor any of its Affiliates shall be bound thereby, have any Liability thereunder, or be obligated to make any payment thereunder. Notwithstanding any other provision in any such Tax sharing, Tax Allocation, Tax indemnity or similar agreement relating to the Tax liabilities of the consolidated group of which the Company is the parent, SpinCo and its Subsidiaries shall not be entitled to any payment or any compensation for the actual or future use by such consolidated group of any Tax attribute of SpinCo or any of its Subsidiaries.

SECTION 5.9  Section 336(e) Election.

(a) If the Distribution is effected and the Company is able to file a Consolidated Return for U.S. federal income tax purposes, the Company and its Subsidiaries, on the one hand (not including SpinCo and its Subsidiaries), and SpinCo and its Subsidiaries, on the other hand, shall enter into a written, binding agreement, in accordance with Treasury Regulations Section 1.336-2(h)(1)(i), or otherwise the Parties shall enter into a written, binding agreement, in accordance with Treasury Regulations Section 1.336-2(h)(2)(i), in each case, to make the Section 336(e) Election (the “Section 336(e) Agreement”). In each case:

(i) the Parties shall enter into the Section 336(e) Agreement within the time and manner required pursuant to Treasury Regulations Section 1.336-2(h);

(ii) the Company and, if applicable, SpinCo shall make (or cause any of its Affiliates to make) a timely and irrevocable election under Section 336(e) of the Code (and any similar provision of applicable state or local income Tax Law) and Treasury Regulations Section 1.336-2(h) with respect to the Distribution (the “Section 336(e) Election”) consistent with the Section 336(e) Agreement;

(iii) the Company and SpinCo shall reasonably cooperate in the preparation of the “Section 336(e) election statement” as described in Treasury Regulations Section 1.336-2(h)(5) and (6) (the “Section 336(e) Election Statement”); and

(iv) the Company, and if applicable, SpinCo, shall duly execute and file a properly completed Section 336(e) Election Statement and, if applicable, provide SpinCo a copy thereof in accordance with Treasury Regulations Section 1.336-2(h)(1)(iv).

The Company and SpinCo hereby agree to be bound by the Section 336(e) Agreement, if any, and the Section 336(e) Election, if any, and, if the Section 336(e) Election is made, shall (and shall cause their respective Affiliates to): (1) take all necessary actions to effectuate the Section 336(e) Election, (2) act in accordance with the Section 336(e) Election for all applicable Tax purposes (including in the preparation and filing of any Tax Returns), (3) not take, or cause to be taken, any action or position inconsistent with the Section 336(e) Election unless required to do so pursuant to a Final Determination, and (4) duly and timely file all income Tax Returns and any other forms, attachments and schedules necessary to effectuate the Section 336(e) Election (including IRS Form 8883 and any similar forms under applicable state and local income Tax laws).

(b) Within thirty (30) days after the Distribution Date (or as soon as reasonably practicable thereafter), SpinCo shall provide to the Company a schedule which will provide for the determination of the “aggregate deemed asset disposition price” and the “adjusted grossed-up basis” (each as defined under applicable Treasury Regulations) and the allocation of such “aggregate deemed asset disposition price” and “adjusted grossed-up basis” (which shall be based on the SpinCo Post-Distribution Value provided by the Company and as used by Company for filing its income Tax Returns) among the Distribution Date assets of the applicable member or members of the applicable Group, each in accordance with Section 336 of the Code and applicable Treasury Regulations thereunder or any comparable provisions of state or local law (the “Section 336(e) Allocation Statement”). If within thirty (30) days after the Company’s receipt of the Section 336(e) Allocation Statement, the Company agrees in writing to such Section 336(e) Allocation Statement, then the Section 336(e) Allocation Statement shall be final and binding on the parties hereto, and the Company, SpinCo and their respective Affiliates shall file all Tax Returns in a manner consistent with such agreed Section 336(e) Allocation Statement. In the event the Company objects in writing to the Section 336(e) Allocation Statement within such thirty (30)-day period (“Objection Notice”), SpinCo and the Company shall negotiate in good faith to resolve the dispute. If, after a period of thirty (30) days following the Company’s submission of an Objection Notice to SpinCo, any proposed changes set forth in the Objection Notice remain disputed, all such disputes shall be submitted as promptly as practical to an internationally recognized independent accounting firm reasonably acceptable to SpinCo and the Company (the “Accounting Expert”) for resolution, together with such supporting documentation and information as the Parties deem appropriate (it being agreed that the Parties will make their respective submissions contemporaneously on a date and in a manner directed by the Accounting Expert, and with a copy sent simultaneously and in the same manner to the other Party). The Accounting Expert shall act solely as an accounting expert and not as an arbitrator. The Accounting Expert (i) shall be bound by the provisions set forth in this Agreement, including the allocation principles set forth in this Section 5.9, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either SpinCo or the Company, and (iii) shall consider only those items and amounts set forth in the Objection Notice and the Section 336(e) Allocation Statement, including each of the components thereof, that are identified as being items and amounts to which SpinCo and the Company have been unable to agree. The fees, costs and expenses of the Accounting Expert will be allocated to and borne in inverse proportion to the relative extent to which SpinCo, on the one hand, and the Company, on the other hand, prevail on the disagreements resolved by the Accounting Expert. The Accounting Expert shall finally and conclusively resolve any dispute relating to matters set forth in this Section 5.9(b) within thirty (30) days following receipt of the submission. Such determination of the Accounting Expert shall, absent fraud or manifest error, be final, conclusive and binding upon, and non-appealable by, the parties hereto. Notwithstanding anything herein to the contrary, the failure of the Accounting Expert to strictly conform to any deadline or time period contained herein shall not render the determination of the Accounting Expert invalid and shall not be a basis for seeking to overturn any determination rendered by the Accounting Expert. Promptly upon receiving the final and binding Section 336(e) Allocation Statement, SpinCo and the Company shall return an executed copy thereof to the other Party. If a Section 336(e) Election is made, SpinCo, the Company and their respective Affiliates will not take any position, whether in audits, Tax Returns, or otherwise, that is inconsistent with any such final and binding Section 336(e) Allocation Statement unless required to by a Final Determination or otherwise required by applicable Law.

ARTICLE VI

ACCESS TO INFORMATION

SECTION 6.1  Provision of Corporate Records. After the Distribution Date, upon the prior written request by a Party or any of its Affiliates for specific and identified agreements, documents, books, records or files (whether written or electronic) including accounting and financial records (collectively, “Records”) which relate to such Party and the conduct of its Business, or which such Party determines are reasonably necessary or advisable in order for such Party or any of its Affiliates to prepare its financial statements and any reports or filings to be made with any Governmental Authority or for legal compliance, the other Party shall arrange, as soon as reasonably practicable following the receipt of such request, to provide appropriate copies of such Records (or the originals thereof if the requesting Party has a reasonable purpose for such originals) in the possession or control of such other Party or any member of its Group to the extent such items are not already in the possession or control of the requesting Party or its Affiliates; provided, that this sentence shall not require any Party or such Party’s Affiliates to (i) disclose any Records, that in the reasonable judgment of such Party would (A) be detrimental to such Party’s or any of its Affiliates’ Business or operations, (B) result in the disclosure of any trade secrets or know-how of Third Parties or violate any of its obligations with respect to confidentiality, (C) be reasonably likely to result in a violation of any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (D) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding or (ii) disclose any Privileged Information of any Party or any of its Affiliates.

SECTION 6.2  Access to Information. Subject to applicable Law, for a period of five (5) years following the Distribution Date, upon reasonable prior notice, each of the Company and SpinCo shall (and shall cause its Subsidiaries to) afford the other applicable Party’s officers and other authorized Representatives reasonable access, during normal business hours, to its employees and properties that relate to such other Party’s Business and, during such period, each Party shall (and shall cause its Subsidiaries to) furnish promptly to the other Party all information concerning such other Party’s Business, as applicable, and such other Party’s properties and personnel related thereto as may be reasonably requested; provided, that this sentence shall not require any Party or such Party’s Subsidiaries to (a) permit any inspection, or to disclose any information, that in the reasonable judgment of such Party would (i) be detrimental to such Party’s or any of its Subsidiaries’ Business or operations, (ii) result in the disclosure of any trade secrets or know-how of Third Parties or violate any of its obligations with respect to confidentiality, (iii) be reasonably likely to result in a violation of any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (iv) if SpinCo or any of its Affiliates after giving effect to the Distribution, on the one hand, and the Company or any of its Affiliates after giving effect to the Distribution, on the other hand, are adverse parties in a litigation or other Proceeding to disclose or permit access to any information that is reasonably pertinent to such litigation or other Proceeding, (b) disclose any Privileged Information of any Party or any of its Subsidiaries or (c) submit to any invasive environmental testing or sampling. Notwithstanding the foregoing, neither Party shall be required to provide the other Party with any documents or information protected by the attorney-client privilege, work-product doctrine, or any similar legal protection that were created after giving effect to the Distribution and relate solely to such Party’s own business; provided, that each Party shall cooperate in good faith to provide, to the extent practicable, non-privileged information responsive to any reasonable request under this Section 6.2.

SECTION 6.3  Tax Information and Cooperation. The Company and SpinCo shall reasonably cooperate and shall cause their respective Affiliates and Representatives to reasonably cooperate, in respect of the Pre-Closing Reorganization, the Distribution and in preparing and filing all Tax Returns relating to any Pre-Distribution Tax Period, including maintaining and making available to each other, and to any Governmental Authority as reasonably requested, their respective employees and all records reasonably necessary in connection with Taxes of SpinCo or the SpinCo Business and in resolving all disputes and audits relating to Taxes allocable to a Pre-Distribution Tax Period. The Company and SpinCo agree to use reasonable best efforts (i) to retain all books and records (or, in the alternative, to deliver such books and records to SpinCo) with respect to Tax matters pertinent to SpinCo or the SpinCo Business relating to any Tax period beginning before the Distribution Date until ninety (90) days after the expiration of the applicable statute of limitations (taking into account any extensions of the time to file) and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to allow the other Party, their respective Affiliates and Representatives, at times and dates mutually acceptable to the Parties, to inspect, review and make copies of such records as may be reasonably necessary or appropriate from time to time, such activities to be conducted during normal business hours and at such Party’s expense. The Party requesting such cooperation will bear the reasonable out-of-pocket costs of the other Party. In no event shall any Party be entitled to receive information under this Section 6.3 that does not relate solely to SpinCo or the SpinCo Business except that, in the case of Tax information relating in part to SpinCo or the SpinCo Business, a Party otherwise required to provide Tax information under this Section 6.3 shall use reasonable best efforts to provide such Tax information as relates solely to SpinCo or the SpinCo Business (which may include, to the extent reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to SpinCo or the SpinCo Business). For the avoidance of doubt, this Section 6.3 shall be subject to the last sentence of Section 5.6(c). Notwithstanding anything to the contrary in this Agreement, in no event shall SpinCo or any of its Subsidiaries be entitled pursuant to this Section 6.3 or otherwise under this Agreement to have any access to any consolidated, combined, unitary or similar Tax Return (i) with respect to any taxable period beginning after the Distribution for which the Company or any of its Subsidiaries (not including SpinCo and its Subsidiaries) is the parent or (ii) with respect to any taxable period for which a Person other than the Company or any its Affiliates (as determined prior to the Distribution) is the parent. Notwithstanding anything to the contrary in this Agreement, the Company or any of its Affiliates (not including SpinCo and its Subsidiaries) shall not be entitled under this Agreement to have access to any income Tax Return of SpinCo or any of its Subsidiaries with respect to any taxable period beginning after the Distribution Effective Time except to the extent reasonably necessary in connection with any dispute relating to any Company Indemnified Taxes or SpinCo Indemnified Taxes (which may include, to the extent reasonable, redacted versions of such information that show solely the portions of the relevant materials that relate solely to the Company Indemnified Taxes or SpinCo Indemnified Taxes, as applicable). Notwithstanding the provisions of Section 6.2, the provisions of Section 5.8 and this Section 6.3 shall exclusively control with respect to access to Tax information.

SECTION 6.4  Witnesses; Documents and Cooperation in Proceedings. At all times from and after the Distribution Date, each of the Company and SpinCo shall use reasonable best efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ former and then-current Representatives as witnesses and any Records within its control or which it otherwise has the ability to make available without undue burden, to the extent that such Persons or Records may reasonably be required in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved. The requesting Party shall bear all reasonable out-of-pocket costs and expenses incurred in connection therewith. This provision shall not apply to any Proceeding brought by one Party against another Party (as to which production of documents and witnesses shall be governed by applicable discovery rules).

(a) Without limiting any provision of this Section 6.4, the Parties shall cooperate and consult, and shall cause each member of their respective Groups to cooperate and consult, to the extent reasonably necessary with respect to any Proceedings.

(b) In connection with any matter contemplated by this Section 6.4, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of any Group.

SECTION 6.5  Confidentiality.

(a) Notwithstanding any termination of this Agreement, during the term of this Agreement and for a period of ten (10) years following any such termination (except that the nondisclosure obligations and restrictions on use with respect to any Confidential Information that constitutes a trade secret shall continue in effect for so long as the Confidential Information remains a trade secret under applicable Law), each Party shall, and shall cause each of the other members of its Group and each of its and their respective Affiliates to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or, except as otherwise permitted by this Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement, use, without the prior written consent of the applicable Party to whom (or to whose Group) the Confidential Information relates (which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to the other Party, any member of its Group or any of its or their respective Affiliates; provided, that each Party may disclose, or may permit disclosure of, such Confidential Information of the other Party (i) to its (or any member of its Group’s or any of its or their respective Affiliates’) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party, any member of its Group or any of its or their respective Affiliates is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group or any of its or their respective Affiliates) against any other Party (or member of such other Party’s Group or any of its or their respective Affiliates) or in respect of claims by one Party (or member of its Group or any of its or their respective Affiliates) against the other Party (or member of such other Party’s Group or any of its or their respective Affiliates) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group or any of its or their respective Affiliates) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to exercise or enforce its rights or perform its obligations under this Agreement, the License Agreement, the Transition Services Agreement, the Occupancy License Agreement or the Third Party Agreements or to conduct its respective Business, (vi) to any Governmental Authority in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information containing confidentiality, non-use and other terms that are no less favorable to the applicable Party to whom (or to whose Group) the Confidential Information relates in the aggregate than those contained in this Section 6.5. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clauses (ii), (iii), or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group or its or their respective Affiliates) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (or any applicable member of its Group or its or their respective Affiliates) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group (or, if applicable, its or their respective Affiliates) to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member, or respective Affiliate, is) required to make such disclosure shall or shall cause the applicable member of its Group or applicable Affiliate to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take reasonable best steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member, or applicable Affiliate, is seeking) to limit such request, demand or disclosure requirement). Any Confidential Information disclosed under any of the preceding provisions of this Section 6.5(a) shall continue to otherwise be treated as Confidential Information following such disclosure, provided, that such disclosure is not a public disclosure.

(b) Each of SpinCo and the Company acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party or members of its Group were Subsidiaries of the Company prior to the Distribution Date. Each of SpinCo and the Company shall, and shall cause the other members of its Group to, hold and cause its and their respective Affiliates and Representatives (or potential buyers) to hold, in strict confidence the confidential and proprietary information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Distribution Date between one or more members of the SpinCo Group or the RemainCo Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.

(c) With respect to any Personal Data disclosed by a Party pursuant to this Agreement, each Party agrees to comply with all applicable Data Protection and Information Security Requirements.

(d) For the avoidance of doubt and notwithstanding any other provision of this Section 6.5, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.6. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.5, then the applicable provisions contained in such Contract or policy shall control with respect thereto.

SECTION 6.6  Privileged Matters. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the members of the RemainCo Group and the members of the SpinCo Group, and that each of the members of the RemainCo Group and each of the members of the SpinCo Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable Law. To allocate the interests of each Party in the information as to which any Party is entitled to assert a privilege, the Parties agree as follows:

(a) The Company shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information that relates exclusively to the RemainCo Business (other than with respect to Liabilities as to which SpinCo is required to provide indemnification under Article V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. The Company shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information that relates exclusively to the subject matter of any claims constituting RemainCo Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V, now pending or which may be asserted in the future, whether or not the Privileged Information is in the possession of or under the control of any member of the RemainCo Group or the SpinCo Group.

(b) SpinCo shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with Privileged Information which relates exclusively to the SpinCo Business (other than with respect to matters or claims that are RemainCo Liabilities or other Liabilities as to which the Company is required to provide indemnification under Article V), whether or not the Privileged Information is in the possession of or under the control of the Company or SpinCo. SpinCo shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges, immunities or other protections in connection with any Privileged Information which relates exclusively to the subject matter of any claims constituting SpinCo Liabilities, or other Liabilities as to which it is required to provide indemnification under Article V, now pending or which may be asserted in the future, in any lawsuits or other Proceedings initiated against or by SpinCo, whether or not the Privileged Information is in the possession of SpinCo or under the control of any member of the RemainCo Group or the SpinCo Group.

(c) The Parties agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this Section 6.6, with respect to all privileges not allocated pursuant to the terms of Section 6.6(a) and (b).

(d) No Party may waive any privilege which may be asserted under any applicable Law, and in which the other Party has a shared privilege, without the written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except to the extent reasonably required in connection with any Third Party Claims or as provided in Section 6.6(e) below.

(e) In the event of any litigation or dispute between or among the Parties, or any members of the respective Groups, either Party may waive a privilege in which the other Party has a shared privilege, without obtaining the consent of the other Party, provided, however, that such waiver of a shared privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the members of the respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party Claims.

(f) If a dispute arises between or among the Parties or any members of the respective Groups regarding whether a privilege should be waived to protect or advance the interest of any Party, each Party agrees that it shall (i) negotiate in good faith, (ii) endeavor to minimize any prejudice to the rights of the other Party, and (iii) not unreasonably withhold consent to any request for a waiver by the other Party. Each Party hereto specifically agrees that it will not withhold consent to a waiver for any purpose except to protect its own legitimate interests.

(g) Upon receipt by any member of the respective Groups of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or as to which another Party has the sole right hereunder to assert a privilege, or if any Party obtains knowledge that any of its or any member of its Group’s current or former Representatives have received any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) Business Days following the receipt of such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the information and to assert any rights it or they may have under this Section 6.6 or otherwise to prevent the production or disclosure of such Privileged Information. For the avoidance of doubt, nothing in this Section 6.6 shall require either Party to disclose or seek consent to disclose any privileged communications or attorney work product created after giving effect to the Distribution that relate solely to such Party’s business, consistent with Section 6.2.

(h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreements of the Company and SpinCo, as set forth in Section 6.2, Section 6.3, Section 6.4, Section 6.5 and this Section 6.6, to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 6.1, Section 6.2, Section 6.3 and Section 6.4 hereof, the agreement to provide witnesses and individuals pursuant to Section 6.2 and Section 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 hereof, and the transfer of Privileged Information between and among the Parties and their respective Subsidiaries and Representatives pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

SECTION 6.7  Ownership of Information. Any information owned by one Party or any member of its Group or any of its or their respective Affiliates that is provided to a requesting Party pursuant to Article V or this ARTICLE VI shall be deemed to remain the property of the providing Party (or member of its Group or applicable Affiliate). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group or any of its or their respective Affiliates) of license or otherwise in any such information, whether by implication, estoppel or otherwise.

SECTION 6.8  Cost of Providing Records and Information. A Party requesting Records, information or access to personnel, witnesses or properties, under Article V or this ARTICLE VI, agrees to reimburse the other Party (or member of such Party’s Group or its or their respective Affiliates), upon the presentation of invoices therefor, for the reasonable out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), if any, incurred in seeking to satisfy the request of the requesting Party (or member of such Party’s Group or any of its or their respective Affiliates).

SECTION 6.9  Retention of Records. Except (a) as provided in Section 6.3, (b) when a longer retention period is otherwise required by applicable Law or (c) as agreed to in writing by the Parties, the RemainCo Group and the SpinCo Group shall use reasonable best efforts to retain all Records relating to the RemainCo Business and the SpinCo Business, as applicable, in accordance with its respective regular records retention policies and procedures, until the latest of: (i) the maximum amount of time required under each Parties’ respective records retention policies and procedures, (ii) the date on which such Records are no longer required to be retained pursuant to any “litigation hold” issued by the Company or any member of the RemainCo Group prior to the Distribution and communicated to SpinCo in writing at least thirty (30) days prior to the Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Distribution Date, to the extent that any member of a Group in possession of such Records has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Records would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Authority which is known to any member of the Group in possession of such Records at the time any retention obligation with regard to such Records would otherwise expire. Each Party shall, and shall cause the other members of its Group (and any of their respective Affiliates) to use reasonable best efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Records without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (and, for the avoidance of doubt, reasonable best efforts shall include issuing a “litigation hold”).

SECTION 6.10  Other Agreements Providing for Exchange of Information. The rights and obligations granted under this ARTICLE VI are subject to any specific limitations, qualifications and additional provisions on the sharing, exchange or confidential treatment of Confidential Information set forth in this Agreement, the Merger Agreement, the License Agreement, the Transition Services Agreement, the Occupancy License Agreement and in any other agreement to which a member of the RemainCo Group and a member of the SpinCo Group is a party.

SECTION 6.11  Policies and Best Practices. Without representation or warranty, SpinCo and the Company shall continue to be permitted to share, on a confidential basis, “best practices” information and materials (such as policies, workflow templates and standard form Contracts).

SECTION 6.12  Compliance with Laws and Agreements. Nothing in this ARTICLE VI shall be deemed to require any Person to provide any Privileged Information if doing so would, in the opinion of counsel to such Person, be inconsistent with any legal or constitutional obligation applicable to such Person.

ARTICLE VII

CONDITIONS PRECEDENT TO THE DISTRIBUTION

SECTION 7.1  Conditions Precedent to Distribution. The obligations of the Parties to effect the Distribution are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Distribution Date, as applicable, of each of the following conditions:

(a) each of the conditions to the obligations of the Parties to the Merger Agreement to effect the Merger set forth in Article VII of the Merger Agreement shall have been satisfied or, to the extent permitted therein, waived (other than (i) solely in the case of a Permitted Third Party Sale, the condition set forth in Section 7.1(d) of the Merger Agreement, (ii) the condition set forth in Section 7.1(e) of the Merger Agreement with respect to completion of the Distribution and (iii) those conditions that by their nature are to be satisfied at the Closing; each of which is then capable of being satisfied);

(b) no Judgment preventing the consummation of the Distribution, the Pre-Closing Reorganization or the Merger shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect, and there shall not by any Law enacted or deemed applicable to the Distribution, the Pre-Closing Reorganization or the Merger by any Governmental Authority of competent jurisdiction that makes consummation of the Distribution, the Pre-Closing Reorganization or the Merger illegal;

(c) the License Agreement shall be in full force and effect;

(d) the Transition Services Agreement shall have been duly executed and delivered by the parties thereto;

(e) the Pre-Closing Reorganization shall have been effected in all material respects; and

(f) Conveyancing and Assumption Instruments effecting the Transfer of the Third Party Agreements from RemainCo to SpinCo prior to the Distribution Effective Time, in form reasonably satisfactory to Parent, shall have been duly executed and delivered by RemainCo and SpinCo.

The foregoing conditions shall not limit the rights of the Parties under the Merger Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1  Survival. The covenants and agreements of the Parties contained in Section 2.2, Section 2.3, Section 2.4, Section 2.5, Section 2.6, Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.7, Section 4.8, Section 4.9, ARTICLE V, ARTICLE VI and this ARTICLE VIII of this Agreement shall survive the Distribution Date.

SECTION 8.2  Distribution Expenses. Except as otherwise set forth in this Agreement, the Transition Services Agreement or the Occupancy License Agreement, all costs and expenses incurred on or prior to the Distribution Date in connection with the preparation, execution, delivery, printing and implementation of this Agreement, the Transition Services Agreement, the Occupancy License Agreement, the Information Statement and the Spin-Off Registration Statement, and the Distribution and the consummation of the transactions contemplated thereby, shall be charged to and paid by RemainCo, and shall be deemed to be RemainCo Liabilities, in each case to the extent they are not paid prior to the Distribution Effective Time. Except as otherwise set forth in this Agreement, the Transition Services Agreement or the Occupancy License Agreement, each Party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any Party to any other Party shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and written demand therefor is made.

SECTION 8.3  Amendment. Subject to Law and as otherwise provided in this Agreement, at any time prior to the Distribution Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of the Parties and Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties and Parent.

SECTION 8.4  Waiver. At any time prior to the Distribution Effective Time, either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive compliance with any of the agreements of the other Party or any conditions to its own obligations, in each case, only to the extent such obligations, agreements and conditions are intended for its benefit; provided, however, that any such extension or waiver will be binding upon a Party only if such extension or waiver is set forth in a writing executed by such Party.

SECTION 8.5  Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

SECTION 8.6  Binding Effect; No Assignment; No Third Party Beneficiaries.

(a) This Agreement will not be assigned by any Party or Parent (whether by operation of Law or otherwise) without the prior written consent of the other Party and Parent, except that RemainCo and Parent may assign, in their sole discretion and without the consent of any other Party (or Parent, in the case of RemainCo’s assignment), any or all of their rights, interests and obligations hereunder to one or more of their Affiliates (each, an “Assignee”). Any Assignee may thereafter assign, in its sole discretion and without the consent of any other Party or Parent, any or all of its rights, interests and obligations hereunder to one or more additional Assignees, respectively; provided, however, that in connection with any assignment to an Assignee, RemainCo and Parent (or the assignor), as applicable, will remain liable for the performance by RemainCo and Parent (and such assignor, if applicable), as applicable, of their obligations hereunder. Subject to the preceding sentence, but without relieving any Party or Parent, as applicable, of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and Parent and their respective successors and assigns.

(b) Except as provided in Article V relating to Indemnified Parties, nothing in this Agreement, express or implied, will confer upon any Person other than RemainCo, SpinCo and Parent and their respective successors and permitted assigns any right, benefit or remedy of any nature by reason of this Agreement.

SECTION 8.7  Parent Guaranty.

(a) Parent hereby guarantees unconditionally, for the benefit of SpinCo, the due performance by the Company of its obligations under this Agreement, the License Agreement, the Transition Services Agreement and the Occupancy License Agreement following the Effective Time (the “Guaranteed Obligations”). If the Company fails to perform any such obligation, Parent, upon written request of SpinCo, shall, or shall cause the Company to, perform such obligations promptly upon receipt of such request. This guaranty shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement, the License Agreement, the Transition Services Agreement or the Occupancy License Agreement, except to the extent any of the foregoing modifies the application thereof. For the avoidance of doubt, this guaranty of this Section 8.7 shall only be effective from and after the Effective Time.

(b) Parent hereby waives any and all notice of the creation, renewal, extension or accrual of the Guaranteed Obligations and notice of or proof of reliance by SpinCo upon this Section 8.7 or acceptance of this Section 8.7. The Guaranteed Obligation conclusively shall be deemed to have been created, contracted or incurred in reliance upon this Section 8.7, and all dealings between SpinCo, on the one hand, and the Company, on the other, likewise conclusively shall be presumed to have been had or consummated in reliance upon this Section 8.7. When pursuing its rights and remedies hereunder against Parent, SpinCo shall be under no obligation to pursue such rights and remedies it may have against the Company or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by SpinCo to pursue such other rights or remedies or to collect any payments from the Company or any such other Person or to realize upon or to exercise any such right of offset shall not relieve Parent of any liability hereunder.

(c) Parent expressly and irrevocably waives any election of remedies by SpinCo, promptness, diligence, acceptance hereof, presentment, demand, protest and any notice of any kind not provided for herein or not required to be provided to the Company under or in connection with this Agreement, other than defenses that are available to the Company hereunder or under the License Agreement, the Transition Services Agreement or the Occupancy License Agreement. SpinCo acknowledges and agrees that Parent shall be entitled to all rights, remedies and benefits of the Company hereunder following the Effective Time. Parent acknowledges that it will receive substantial direct and indirect benefits from the transaction contemplated by this Agreement and that the waivers set forth in this Section 8.7 are made knowingly in contemplation of such benefits.

(d) Parent represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, to the extent such concepts are applicable in such jurisdiction, (ii) it has all requisite power and authority to execute, deliver and perform its obligations under this Agreement solely for purposes of this Section 8.7 and this Agreement has been duly executed and delivered by it and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)) and (iii) the execution, delivery and performance of this Agreement does not contravene any law to which Parent is subject or result in any breach of any Contract to which Parent is a party, other than such contravention or breach that would not be material to Parent or limit its ability to carry out the terms and provisions of this Agreement solely for purposes of this Section 8.7.

(e) SpinCo agrees that its rights in respect of any claim or liability under this Agreement asserted by it against Parent shall be limited solely to satisfaction out of, and enforcement against, the assets of Parent and the RemainCo Group, and SpinCo covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any of Parent’s former, current or future directors, officers, agents, or stockholders or any former, current or future directors, officers, agents, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any applicable law.

(f) No amendment, supplement or modification to this Section 8.7 shall be made without the written agreement of Parent.

SECTION 8.8  Termination. This Agreement (including Article V) shall terminate automatically concurrently with any termination of the Merger Agreement in accordance with the terms thereof and may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by any written instrument executed by the Company and Parent, without the approval of SpinCo. In the event of such termination, no Party shall have any Liability of any kind to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the Parties; provided, however, that Article V shall not be terminated or amended after the Distribution in respect of a Third Party beneficiary thereto without the consent of such Person.

SECTION 8.9  Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any entity that is contemplated to be a Subsidiary of such Party after the Distribution Date.

SECTION 8.10  Governing Law. This Agreement shall be governed by, and construed in accordance with, and all disputes arising out of or in connection with this Agreement or the transaction contemplated hereby shall be resolved under, the Law of the State of Delaware regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.11  Submission to Jurisdiction; Waiver. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party and Parent agrees that service of process on such Person as provided in Section 8.14 shall be deemed effective service of process on such Person.

SECTION 8.12  Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.13  Specific Performance.

(a) The Parties acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each Party will be entitled, in addition to any other remedy to which it may be entitled at Law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at Law and any other objections to specific performance of this Agreement.

(b) Notwithstanding the Parties’ rights to specific performance pursuant to Section 8.13(a), each Party may pursue any other remedy available to it at Law or in equity, including monetary damages.

SECTION 8.14  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission, if sent by email transmission and no “bounce back” or similar message of non-delivery is received with respect thereto; provided, that the notice or other communication is sent to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice to the other parties):

If to the Company (prior to the Effective Time):

Avidity Biosciences, Inc.

3020 Callan Road

San Diego, CA 92121

Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention:	Graham Robinson
Laura Knoll
Merric Kaufman
Greg Schuster
Email:	graham.robinson@kirkland.com
laura.knoll@kirkland.com
merric.kaufman@kirkland.com
greg.schuster@kirkland.com

If to SpinCo (prior to the Effective Time):

Bryce Therapeutics, Inc.

3020 Callan Road

San Diego, CA 92121

Attention:	[***]
Email:	[***]

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

200 Clarendon Street

Boston, MA 02116

Attention:	Graham Robinson
Laura Knoll
Merric Kaufman
Greg Schuster
Email:	graham.robinson@kirkland.com
laura.knoll@kirkland.com
merric.kaufman@kirkland.com
greg.schuster@kirkland.com

If to SpinCo (after the Effective Time):

Bryce Therapeutics, Inc.

10578 Science Center Drive, Suite 125

San Diego, CA 92121

Attention:	[***]
Email:	[***]

If to Parent or the Company (after the Effective Time):

Novartis AG

c/o Novartis International AG

Lichtstrasse 35

4056 Basel

Switzerland

Attention:	[***]
[***]
Email:	[***]
[***]

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

Attention:	Catherine J. Dargan
Michael J. Riella
Alicia Zhang
Email:	cdargan@cov.com
mriella@cov.com
azhang@cov.com

SECTION 8.15  Entire Agreement. This Agreement (including any Schedules, Annexes or Exhibits hereto and the documents and instruments referenced herein), the License Agreement, the Transition Services Agreement, the Occupancy License Agreement, the Merger Agreement and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 8.16  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the Parties and Parent have caused this Agreement to be duly executed as of the date first above written.

AVIDITY BIOSCIENCES, INC.

By:	/s/ Sarah Boyce
Name:	Sarah Boyce
Title:	President & Chief Executive Officer

BRYCE THERAPEUTICS, INC.

By:	/s/ Michael F. MacLean
Name:	Michael F. MacLean
Title:	President

[Signature Page to Separation and Distribution Agreement]

IN WITNESS WHEREOF, the Parties and Parent have caused this Agreement to be duly executed as of the date first above written.

NOVARTIS AG

By:	/s/ David Quartner
Name:	David Quartner
Title:	Attorney-in-Fact

By:	/s/ Tanay Kanti Ghosh
Name:	Tanay Kanti Ghosh
Title:	Attorney

[Signature Page to Separation and Distribution Agreement]